                                                                  EXECUTION COPY

                                                                    EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                              COVANSYS CORPORATION,

                    COVANSYS CONSULTING SERVICES CORPORATION

                                       AND

                           COBALT PUBLIC SECTOR, INC.

                                  March 8, 2006

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 PURCHASE AND SALE OF ASSETS....................................     1
   1.1   Purchased Assets................................................     1
   1.2   Excluded Assets.................................................     3
   1.3   Assumed Liabilities.............................................     3
   1.4   Liabilities Not Assumed.........................................     4

ARTICLE 2 CLOSING AND PURCHASE PRICE.....................................     5
   2.1   Closing.........................................................     5
   2.2   Deliveries at the Closing.......................................     6
   2.3   Purchase Price and Purchase Price Adjustment....................     6
   2.4   The Post-Closing Adjustment Payments............................     7
   2.5   Allocation of Purchase Price....................................     7
   2.6   Nonassignability of Contracts...................................     8

ARTICLE 3 COVENANTS OF SELLERS...........................................     8
   3.1   Affirmative Covenants of Sellers................................     8
   3.2   Negative Covenants of Sellers...................................     9

ARTICLE 4 CONDITIONS TO OBLIGATION OF BUYER..............................    11
   4.1   Representations and Warranties..................................    11
   4.2   Performance of Covenants........................................    11
   4.3   Compliance with Legal Requirements..............................    12
   4.4   Consents........................................................    12
   4.5   No Indebtedness; No Liens.......................................    12
   4.6   Payoff Letters and Release......................................    12
   4.7   Conveyance of Purchased Assets..................................    12
   4.8   Transition Services Agreement...................................    13
   4.9   India Personnel Services Agreement..............................    13
   4.10  Arrangements with Certain Employees.............................    13
   4.11  No Material Adverse Change......................................    13
   4.12  Other Closing Documents.........................................    13
   4.13  Proceedings, Etc................................................    13
   4.14  Company Opinion.................................................    14
   4.15  FIRPTA Affidavit................................................    14
   4.16  Third Party Components..........................................    14
   4.17  Projects Review.................................................    14
   4.18  Purchase Price Adjustment for Unassumed Customer Contracts......    14
   4.19  Schedule Update.................................................    14
   4.20  Assignment Agreement with Covansys (India) Private Limited......    14
   4.21  Assignment of Customer Licenses.................................    14
   4.22  Noncompetes.....................................................    14

ARTICLE 5 CONDITIONS TO OBLIGATION OF THE SELLERS........................    15
   5.1   Representations and Warranties..................................    15
   5.2   Performance of Covenants........................................    15
   5.3   Purchase Price Adjustment for Unassumed Customer Contracts......    15
   5.4   Compliance with Legal Requirements..............................    15
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
   5.5   Officer's Certificate...........................................    15
   5.6   Proceedings; Etc................................................    15
   5.7   Assumption of Liabilities.......................................    15

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SELLERS......................    16
   6.1   Organization; Corporate Power and Licenses of the Company.......    16
   6.2   Subsidiaries....................................................    16
   6.3   Authorization; No Breach........................................    17
   6.4   Financial Statements............................................    17
   6.5   Accounts Receivable.............................................    17
   6.6   Absence of Undisclosed Liabilities..............................    17
   6.7   Assets..........................................................    18
   6.8   Tax Matters.....................................................    18
   6.9   Contracts and Commitments.......................................    20
   6.10  Intellectual Property Rights....................................    23
   6.11  Litigation, Etc.................................................    27
   6.12  Brokerage.......................................................    27
   6.13  Insurance.......................................................    27
   6.14  Employees.......................................................    28
   6.15  ERISA...........................................................    30
   6.16  Compliance with Laws............................................    30
   6.17  Affiliated Transactions.........................................    31
   6.18  Customers and Suppliers.........................................    31
   6.19  Real Property...................................................    32
   6.20  Environmental and Safety Matters................................    32
   6.21  Legal Compliance................................................    32
   6.22  Absence of Certain Developments.................................    33
   6.23  No Acceleration of Rights or Benefits...........................    34
   6.24  Names and Location..............................................    34
   6.25  Officers, Directors and Bank Accounts...........................    34
   6.26  Product Warranties..............................................    34
   6.27  Indebtedness....................................................    35
   6.28  Bonds and Letters of Credit.....................................    35
   6.29  Foreign Corrupt Practices Act...................................    35

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF BUYER........................    35
   7.1   Organization of Buyer...........................................    35
   7.2   Authorization of Transaction....................................    35
   7.3   Noncontravention................................................    35
   7.4   Equity Commitment Letter........................................    36

ARTICLE 8 ADDITIONAL AGREEMENTS..........................................    36
   8.1   Press Releases..................................................    36
   8.2   Expenses........................................................    36
   8.3   Tax Matters.....................................................    36
   8.4   Further Transfers...............................................    37
   8.5   Confidentiality; Non-Compete: Non-Solicitation;
         Non-Disparagement...............................................    37
   8.6   Confidentiality of Terms of Transaction, Etc....................    38
   8.7   Litigation Support..............................................    39
   8.8   Transition Services.............................................    39
   8.9   Exclusivity.....................................................    39


                                       ii

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
   8.10  Schedule Update.................................................    39
   8.11  Employees.......................................................    40
   8.12  Immigration.....................................................    42
   8.13  Bonds and Letters of Credit.....................................    43
   8.14  Post-Closing Collections........................................    44
   8.15  Use of Names....................................................    44
   8.16  Insurance Matters...............................................    44
   8.17  Bulk Transfer Laws..............................................    44
   8.18  Enforcement of Confidentiality and Proprietary Rights
         Agreements......................................................    45
   8.19  Projects Review.................................................    45
   8.20  Rejection of Customer Contracts.................................    45
   8.21  Third Party Components..........................................    46
   8.22  Information Sharing.............................................    46

ARTICLE 9 REMEDIES FOR BREACHES OF THIS AGREEMENT AND OTHER MATTERS......    47
   9.1   Survival of Representations and Warranties......................    47
   9.2   Indemnification of Buyer........................................    47
   9.3   Indemnification Provisions for Benefit of Sellers...............    49
   9.4   Matters Involving Third Parties.................................    50
   9.5   Manner of Payment...............................................    51
   9.6   Exclusive Remedy................................................    51

ARTICLE 10 TERMINATION...................................................    51
   10.1  Termination.....................................................    51
   10.2  Effect of Termination...........................................    52

ARTICLE 11 CERTAIN DEFINITIONS...........................................    52
   11.1  Additional Definitions..........................................    58

ARTICLE 12 MISCELLANEOUS.................................................    60
   12.1  No Third Party Beneficiaries....................................    60
   12.2  Entire Agreement................................................    60
   12.3  Successors and Assigns..........................................    61
   12.4  Counterparts....................................................    61
   12.5  Headings........................................................    61
   12.6  Notices.........................................................    61
   12.7  Governing Law...................................................    62
   12.8  Amendments and Waivers..........................................    62
   12.9  Incorporation of Schedules......................................    62
   12.10 Construction....................................................    62
   12.11 Severability of Provisions......................................    63
   12.12 Specific Performance............................................    63
   12.13 Successor Laws..................................................    63
   12.14 Delivery by Facsimile...........................................    63
   12.15 General Release.................................................    63

                            ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of March 8, 2006, by and among Covansys Corporation, a Michigan corporation (the "Company"), the Company's Subsidiaries and Affiliates listed on the signature pages hereto (together with the Company, each a "Seller" and collectively "Sellers") and Cobalt Public Sector, Inc., a Delaware corporation ("Buyer"). Terms used herein and not otherwise defined herein shall have the meaning given such terms in Article 11 hereof.

          WHEREAS, Sellers operate a business which provides software, services and information technology solutions to public sector entities (referred to herein as the "Business"); and

          WHEREAS, Sellers are willing to sell, and Buyer wishes to purchase, the Business, the assets and properties that Sellers primarily use in or which are primarily related to the operation of the Business as are set forth in
Section 1.1 hereof.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                           PURCHASE AND SALE OF ASSETS

          1.1 Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, Buyer shall purchase from Sellers, and Sellers shall sell, convey, assign, transfer and deliver to Buyer on the Closing Date, all of Sellers' interest in the assets, properties, rights, titles and interests of every kind and nature owned, licensed or leased by Sellers (including indirect and other forms of beneficial ownership) as of the Closing Date (except for the Excluded Assets), which are primarily used in or primarily related to the operation of the Business, whether tangible or intangible, real or personal and wherever located and by whomever possessed (the "Purchased Assets"), free and clear of all Liens, including the following:

          (a) accounts receivable and revenue in excess of billing arising primarily from the operation of the Business, whether current or non-current including those set forth in Schedule 1.1(a);

          (b) all of Sellers' right, title and interest in the Business Intellectual Property, along with all of Sellers' interest in income, royalties, damages and payments accrued, due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world);

          (c) all agreements, contracts, or other binding arrangements of Sellers identified on the attached Schedule 1.1(c) (the "Assumed Contracts Schedule"), and not rejected pursuant to Section 8.20, (collectively, the "Assumed Contracts");

          (d) all leasehold improvements (to the extent Sellers have an interest in the leasehold improvements under the relevant leases), and all machinery, equipment (including all vehicles, testing equipment and office equipment), fixtures, trade fixtures, computers and related Software, and furniture located in the facilities described in the attached Schedule 1.1(d) (the "Premises Schedule") (collectively, the "Premises");

          (e) all office supplies, production supplies and other supplies, spare parts, other miscellaneous supplies and other tangible property of any kind located at the Premises or in any warehouse or other storage facility where any of Sellers' properties and assets primarily used in the Business may be located;

          (f) all prepayments and prepaid expenses to the extent primarily related to the Purchased Assets or the operation of the Business, including those set forth in Schedule 1.1(f);

          (g) all refunds and credits of any kind to the extent primarily related to the Purchased Assets or the operation of the Business;

          (h) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind to the extent primarily related to the Purchased Assets or the operation of the Business, except to the extent such items are related to a claim of Sellers against any Person listed on Schedule 1.1(h) and only to the extent arising out of facts or circumstances existing prior to the Closing Date (it being understood and agreed that no such claim or causes shall be made or utilized by Sellers without the prior written consent of Buyer, not to be unreasonably withheld);

          (i) the right to receive and retain mail, payments of receivables and other communications, to the extent primarily related to the Purchased Assets or the operation of the Business;

          (j) the right to bill and receive payment for products shipped or delivered and/or services performed in the operation of the Business but unbilled or unpaid as of the Closing;

          (k) all lists, records and other information pertaining to accounts and referral sources of the Business; all lists, records and other information pertaining to suppliers and customers of the Business; and all drawings, reports, studies, plans, books, ledgers, files and business and accounting records of every kind related primarily to the Business (including all financial, business, sales and marketing plans and information); in each case whether evidenced in writing, electronic data, Software or otherwise;

          (l) all advertising, marketing and promotional materials, all archival materials and all other printed or written materials to the extent primarily used in or primarily related to the Purchased Assets or the operation of the Business;

          (m) all permits, licenses, certifications, authorizations, approvals and similar rights to the extent primarily used in or primarily related to the Purchased Assets or the operation of the Business, from all permitting, licensing, accrediting and certifying agencies (including, without limitation, all of the foregoing listed or described on the attached Schedule 1.1(m) (the "Permits Schedule")), and the rights to all data and records held by such agencies;

          (n) all goodwill of the Business as a going concern and all other intangible property of the Business;

          (o) all proceeds under insurance policies and rights of recovery to the extent relating primarily to the Purchased Assets or the operation of the Business prior to the Closing except for any recovery of a loss unrelated to a Purchased Asset or an Assumed Contract;

          (p) all human resource files related to the Rehired Employees;

          (q) all properties, assets and rights listed on Schedule 1.1(q) attached hereto; and

          (r) all other properties, assets and rights owned by Sellers as of the Closing Date, or in which Sellers have an interest, which are primarily used in or primarily related to the Purchased Assets or the operation of the Business and which are not otherwise Excluded Assets.

          1.2 Excluded Assets. Notwithstanding the foregoing, the following properties, assets and rights (the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets:

          (a) all of Sellers' interest in assets, properties, rights, titles and interests which are not primarily used in or primarily related to the operation of the Business;

          (b) all stock and other ownership interests in Sellers;

          (c) Sellers' corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and blank stock certificates and other documents relating primarily to the organization, maintenance and existence of Sellers as a corporation (provided that Buyer shall be entitled to receive a copy of relevant documentation as mutually agreed by the parties as of the Closing or as reasonably requested by Buyer after the Closing);

          (d) claims for and rights to receive income Tax refunds relating to the Business with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, and income Tax Returns relating to the Business with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, and any notes, worksheets, files or documents relating thereto;

          (e) the Purchase Price and all other rights of Sellers under or pursuant to this Agreement and the Schedules attached hereto and any other agreements entered into by Sellers pursuant to this Agreement; and

          (f) all other assets, Contracts and properties of Sellers specifically listed or described on the attached Schedule 1.2(f) (the "Excluded Assets Schedule").

          1.3 Assumed Liabilities. Subject to the conditions set forth in this Agreement, in addition to the Purchase Price and as additional consideration for the Purchased Assets, as of the Closing, Buyer shall assume the following (and only the following) debts, Liabilities and obligations of Sellers (collectively, the "Assumed Liabilities"):

          (a) Sellers' post-Closing obligations under the Assumed Contracts only to the extent such Assumed Contracts are assigned to Buyer (or Buyer otherwise receives the rights and benefits of such Assumed Contracts pursuant to Section
2.6 below), but specifically excluding any obligation to the extent relating to or arising out of such Assumed Contracts as a result of (A) any breach of such Assumed Contracts occurring on or prior to the Closing Date, (B) any violation of law, breach of warranty, tort or infringement or misappropriation occurring on or prior to the Closing Date; (C) any product liability, infringement or misappropriation claims with respect to products delivered or developed (including works-in-progress), or services performed prior to the Closing or (D) any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand relating to subsections (A), (B) or (C) above);

          (b) all of the Company's immigration liabilities and obligations with respect to the Employees listed on Schedule 1.3(b); and

          (c) such obligations as are specifically set forth or described in
Schedule 1.3(c) attached hereto (the "Assumed Liability Schedule").

          1.4 Liabilities Not Assumed. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume or in any way become liable for any of the debts, Liabilities or obligations of any nature whatsoever (other than the Assumed Liabilities), relating to any Seller, the Business or the Purchased Assets, whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether related to the Business or the Purchased Assets and whether disclosed on the Schedules attached hereto, and regardless of when or by whom asserted that are described in clauses (a) through
(r) below (collectively referred to herein as the "Excluded Liabilities"):

          (a) any of Sellers' Liabilities or obligations under this Agreement, the Schedules attached hereto and any other agreements entered into by Sellers in connection with the transactions contemplated by this Agreement;

          (b) any of Sellers' Liabilities or obligations for expenses, fees or Taxes incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys', accountants' and brokerage fees);

          (c) any Liability or obligation of Sellers for Taxes for any period, including any Taxes imposed under Code Section 1374;

          (d) any Liability or obligation under or with respect to any Employee Benefit Plan or any other employee benefit plan, program, policy or arrangement presently or formerly maintained or contributed to by Sellers or its ERISA Affiliates, or with respect to which Sellers or any such ERISA Affiliate has any liability;

          (e) any Liability or obligation with respect to any products delivered or developed or services performed prior to the Closing in respect of product liability, infringement, misappropriation, violation of any Legal Requirement or any related claims or litigation;

          (f) any of Sellers' Liabilities or obligations for vacation pay, sick pay, holiday pay, salary, bonuses or other payments or Liabilities arising on or before the Closing Date of any kind to any Employees or current or former employee of Sellers;

          (g) any Liability or obligation relating to workers' compensation claims which were filed or presented on or before the Closing Date or which are filed or presented after the Closing Date but relate to claims and/or injuries first arising on or before the Closing Date;

          (h) any of Sellers' Liabilities or obligations (A) arising by reason of any violation or alleged violation of any federal, state, local or foreign law or any requirement of any governmental authority, or (B) arising by reason of any breach or alleged breach by Sellers of any agreement, contract, lease, license, commitment, instrument, judgment, order or decree;

          (i) any Liabilities or obligations arising under any Environmental and Safety Requirements where the underlying facts, events or conditions existed or occurred on or prior to the

Closing Date, irrespective of whether such Liability or obligation attaches to the Buyer or Seller in the first instance;

          (j) any of Sellers' Liabilities or obligations relating to any legal action, proceeding or claim arising out of or in connection with Sellers' conduct of the Business or any other conduct of Sellers, Sellers' officers, directors, employees, consultants, agents or advisors on or prior to the Closing Date (other than conduct undertaken pursuant to a Customer Contract which is an Assumed Customer Contract);

          (k) any of Sellers' Liabilities or obligations for Indebtedness;

          (l) any Liabilities or obligations in respect of any of the Excluded Assets (including under any contracts, leases, commitments or understandings related thereto);

          (m) any of Sellers' Liabilities or obligations which Buyer may become liable for solely as a result of or in connection with the failure by Buyer or Sellers to comply with any bulk sales or bulk transfers laws or as a result of any "defacto merger" or "successor-in-interest" theories of liability;

          (n) any Liabilities or obligations for premium and/or loss adjustments to Sellers' or their Affiliates' insurance policies due to Buyer's possible participation under such policies pursuant to its rights under Section 8.16 hereunder;

          (o) any Liabilities of Sellers' Affiliates, except for the obligations of Covansys Consulting, Inc. under the Contract set forth on Schedule 1.4(o);

          (p) any Liabilities or obligations arising out of or related to any Unassumed Customer Contract;

          (q) any Liabilities or obligations specifically set forth in Schedule 1.4(q) attached hereto (the "Excluded Liabilities Schedule"); and

          (r) any other Liabilities or obligations of Sellers not expressly assumed by Buyer pursuant to Section 1.3 above.

          For purposes of this Section 1.4, "Sellers" shall be deemed to include all Affiliates of Sellers and any predecessors to Sellers and any Person with respect to which any Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise). Each Seller hereby acknowledges that it is retaining the Excluded Liabilities, and each Seller shall pay, discharge and perform all such Liabilities and obligations promptly when due.

                                   ARTICLE 2
                           CLOSING AND PURCHASE PRICE

          2.1 Closing. The consummation of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, at 10:00 a.m., local time, on July 7, 2006 or, if any of the conditions to Closing set forth in
Article 4 and Article 5 hereof have not been satisfied or waived by the Party entitled to the benefit thereof on or prior to such date, on the second business day following satisfaction or waiver of such conditions (the "Closing Date"), or at such other place or on such other date as may be mutually determined by the Parties.

          2.2 Deliveries at the Closing. At the Closing, (i) Sellers shall deliver to Buyer or one or more of its designees such deeds, bills of sale, endorsements, Consents, assignments and other good and sufficient instruments of conveyance and assignment as Buyer shall deem reasonably necessary to vest in Buyer or one or more of their designees all right, title and interest in, to and under the Purchased Assets in the manner described herein free and clear of all Liens and in form and substance reasonably satisfactory to Buyer including, without limitation, the various certificates, instruments, and documents referred to in Article 4 below, (ii) Buyer shall deliver to Sellers the various certificates, instruments, and documents referred to in Article 5 below, and
(iii) Buyer will deliver to the Company the consideration specified in Section
2.3 below by delivery of cash payable by wire transfer or delivery of other immediately available funds.

          2.3 Purchase Price and Purchase Price Adjustment.

          (a) The aggregate purchase price for the Purchased Assets (the "Purchase Price") shall be equal to the sum of (i) $40,000,000, less (ii) an amount equal to the Estimated Net Book Value Adjustment, less (iii) the Contract Adjustment Amount. For purposes of this Agreement, "Estimated Net Book Value Adjustment" shall be equal to an amount equal to the Target Net Book Value (as defined below), less the Estimated Net Book Value.

          (b) Not more than five (5) Business Days, but at least one (1) Business Day, prior to the Closing Date, Sellers shall in good faith cause to be prepared a balance sheet of the Business as of the Closing Date, in form and substance reasonably satisfactory to Buyer (the "Closing Date Balance Sheet"), which shall be prepared in a manner consistent with the Latest Balance Sheet and shall include a statement of the amount of Net Book Value which it estimates will exist as of the close of business on the day immediately preceding the Closing Date determined for accounting and tax purposes as if such date were the end of the fiscal year together with a representation that such amount was determined in accordance with GAAP applied on a basis consistent with past practice and with those used in preparation of the Latest Balance Sheet (the "Estimated Net Book Value"). Not more than five (5) but at least one (1) Business Day prior to the Closing Date, Buyer shall deliver to Sellers the final calculation of the Contract Adjustment Amount which shall be binding on the parties hereto.

          (c) As promptly as practicable, but no later than 90 days following the last day of the month in which the Closing Date falls, Sellers will cause to be prepared and delivered to Buyer a certificate setting forth Sellers' calculation of each component of Closing Net Book Value. "Closing Net Book Value" means the Net Book Value of the Business as of the close of business on the day immediately preceding the Closing Date and will be prepared in accordance with GAAP on a basis consistent with those used in preparation of the Closing Date Balance Sheet. Sellers will make available to Buyer and its accountant all records and work papers held by them and used in preparing the calculation of Closing Net Book Value.

          (d) If Buyer disagrees with Sellers' calculation of Closing Net Book Value delivered pursuant to Section 2.3(c), Buyer may, within 120 days following the last day of the month in which the Closing falls or thirty (30) days after Sellers have delivered the certificate set forth in Section 2.3(c), whichever is later (the "Objection Period") deliver a written notice (the "Objection Notice") to Sellers disagreeing with such calculation and setting forth Buyer's calculation of such amount. Any such Objection Notice shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in Sellers' calculation of Closing Net Book Value delivered pursuant to Section 2.3(c). If Buyer does not deliver an Objection Notice within the Objection Period, then the amount of Closing Net Book Value shall be deemed to be finally determined as set forth on Sellers' calculation thereof.

          (e) If an Objection Notice is delivered pursuant to Section 2.3(d), Sellers and Buyer shall, during the 15 days following such delivery, use their reasonable commercial efforts to reach agreement on the disputed items or amounts in order to determine the amount of Closing Net Book Value, which amount, so determined, shall not be more than the amount thereof shown in Sellers' calculations delivered pursuant to Section 2.3(c), nor less than the amount thereof shown in Buyer's calculation delivered pursuant to Section 2.3(d). If, during such period, Sellers and Buyer are unable to reach such agreement, they shall promptly thereafter cause Grant Thornton LLP or another independent accounting firm of nationally recognized standing reasonably satisfactory to Sellers and Buyer (who shall not have any material relationship with the Company, any Seller or Buyer) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Net Book Value. In making such calculation, such independent accountants shall recalculate only those items or amounts in the Closing Date Balance Sheet or Sellers' calculation of Closing Net Book Value as to which the Parties have disagreed. The independent accountant's determination will be based solely on presentations by Sellers and Buyer and such independent accountants shall deliver to Sellers and Buyer as promptly as practicable, but in any event within thirty (30) days after such independent accountants are retained (such date, the "Final Resolution Date"), a report setting forth such calculation. Such report shall be final and binding upon Sellers and Buyer. The cost of such review and report shall be borne by Sellers if the difference between Final Net Book Value (as defined in Section 2.4 below) and Sellers' calculation of Closing Net Book Value delivered pursuant to Section 2.3(c) is greater than the difference between Final Net Book Value and Buyer's calculation of Closing Net Book Value delivered pursuant to
Section 2.3(d), and otherwise by Buyer.

          2.4 The Post-Closing Adjustment Payments.

          (a) Buyer and Sellers agree that they will, and agree to cause their respective independent accountants to cooperate and assist in the preparation of the Closing Date Balance Sheet and the calculation of Closing Net Book Value and in the conduct of the reviews referred to in Section 2.3 including without limitation, the making available to the extent reasonably necessary of books, written and electronic records, work papers and personnel.

          (b) If the Final Net Book Value is less than Estimated Net Book Value, Sellers shall, within 5 days after the Final Resolution Date, deliver to Buyer a cashier's or certified check, or wire transfer of immediately available funds to the account designated by Buyer, in an aggregate amount by which the Final Net Book Value is less than Estimated Net Book Value.

          (c) "Final Net Book Value" means Closing Net Book Value as shown in Sellers' calculation delivered pursuant to Section 2.3(c), if no Objection Notice with respect thereto is duly delivered pursuant to Section 2.3(d); or, if an Objection Notice is delivered, as agreed by Buyer and Sellers pursuant to
Section 2.3(e) or in the absence of such agreement, as shown in the independent accountants' calculation delivered pursuant to Section 2.3(e); provided that, in no event shall Final Net Book Value be less than Buyer's calculation of Closing Net Book Value delivered pursuant to Section 2.3(c), or more than Sellers' calculation of Closing Net Book Value delivered pursuant to Section 2.3(d).

          (d) Any post-closing adjustment payments made under this Section 2.4 shall be treated as adjustments to the Purchase Price for all tax purposes.

          2.5 Allocation of Purchase Price. The Purchase Price, the Assumed Liabilities and other relevant items shall be allocated among the Purchase Assets in accordance with their fair market values as determined by Buyer and reasonably acceptable to the Company. Buyer shall deliver a schedule setting forth the fair market value of the assets and such allocation within 120 days after the Closing Date.

Buyer and Sellers shall file any Tax Returns and any other governmental filings on a basis consistent with such allocation of fair market value and in accordance with Section 1060 of the Code. Buyer and Sellers shall exchange drafts of any information returns required by Section 1060 of the Code, and any similar state statute that is applicable, at least 30 days prior to filing such returns and shall discuss in good faith any modification suggested by the receiving party. The Parties agree to file their Tax returns in accordance with such allocation.

          2.6 Nonassignability of Contracts. Notwithstanding anything to the contrary herein, to the extent that the assignment hereunder by Sellers to Buyer of any Assumed Contract is not permitted or is not permitted without the consent of any other party to such Assumed Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract, and Buyer shall assume no obligations or liabilities under any such Assumed Contract. Sellers shall use their reasonable commercial efforts to obtain all consents (including, without limitation, the Consents) and waivers necessary for the sale, transfer, assignment and delivery of the Purchased Assets (including the Assumed Contracts) to Buyer hereunder. Sellers shall advise Buyer in writing at least five (5) Business Days prior to the Closing with respect to any Assumed Contract which either Seller knows or has substantial reason to believe will or may not be subject to assignment to Buyer hereunder at the Closing. Without in any way limiting Sellers' obligation hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and if the Closing shall occur, Sellers shall cooperate with Buyer following the Closing Date in any reasonable arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under any such Assumed Contract (other than with respect to any Unassumed Customer Contract), including enforcement for the benefit of Buyer of any and all rights of either Seller against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require.

                                    ARTICLE 3
                              COVENANTS OF SELLERS

          3.1 Affirmative Covenants of Sellers. Prior to the Closing Date, unless Buyer otherwise agrees in writing, each Seller will:

          (a) with respect to the Business, maintain its books, accounts and records, pay expenses and payables, bill customers, collect receivables, purchase inventory, perform all maintenance and repairs necessary to maintain the Purchased Assets in good operating condition (normal wear and tear excepted), to maintain the insurance policies it currently has in place with respect to the Purchased Assets or the Business and to otherwise conduct the Business, in each case only in the ordinary course of business;

          (b) keep in full force and effect its corporate existence and all rights and franchises relating or pertaining to the Business and use its commercially reasonable efforts to cause its current insurance (or reinsurance) policies with respect to the Purchased Assets or the Business not to be canceled or terminated or any of the coverage thereunder to lapse;

          (c) use its commercially reasonable efforts to carry on the Business in the same manner as presently conducted and to maintain goodwill related to the Business and to keep the Business' organization and properties intact, including its present operations, physical facilities, working conditions, employees and contractors (other than employees not designated as Rehired Employees) and its present relationships with lessors, licensors, suppliers and customers and others having business relations with it;

          (d) terminate (without any Liability to Buyer) all Contracts designated with a single asterisk on Schedule 6.9;

          (e) (i) comply in all material respects with all Legal Requirements and material Contracts applicable to the operations of the Business, (ii) maintain all existing licenses and permits applicable to the operations of the Business (if any), and (iii) pay all applicable Taxes (including all income Tax installments related to the Business' 2005 fiscal year) as such Taxes become due and payable;

          (f) permit, and cause its officers, directors and agents (including attorneys and accountants) and employees who know of the transaction contemplated hereby to permit, Buyer and its Affiliates, employees, agents, accounting and legal representatives and lenders (if any) and their representatives to have reasonable access at reasonable times to the Sellers' books, records, invoices, Contracts, leases, personnel, facilities, equipment, customers, suppliers, agents and financial information related to the Business, wherever located, provided that any such access shall be furnished at reasonably mutually acceptable business hours upon at least 24-hours prior notice to the Company and provide to the foregoing Persons such information as they reasonably request from time to time;

          (g) cooperate with Buyer and use its reasonable efforts to make all registrations, filings and applications, to give all notices and to obtain all Consents (including, without limitation, consents to the assignment of the Assumed Contracts) necessary for the consummation of the transactions contemplated hereby and by the Transaction Documents and to cause the other conditions to Buyer's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered, the making and obtaining of all third-party and governmental notices, filings, authorizations, approvals, consents, releases and terminations, and the taking of any other additional actions as Buyer may reasonably request to effect, confirm or evidence the transactions contemplated by this Agreement); provided, that, notwithstanding the foregoing, Sellers will provide copies of all documentation necessary or used to comply with this
Section 3.1(g) to Buyer for their review and approval prior to submitting such documentation to the appropriate Persons;

          (h) maintain in full force and effect, and use commercially reasonable efforts to protect, the Purchased Assets;

          (i) comply in all material respects with all applicable laws, ordinances, and regulations pertaining to the Business;

          (j) cause each Bond and Letter of Credit to remain outstanding in accordance with their terms and renew such Bond and/or Letter of Credit to the extent necessary as set forth in Section 8.13; and

          (k) promptly inform Buyer in writing of the occurrence or non-occurrence of any event known to such Seller which would cause the condition set forth in Section 4.1 hereof not to be satisfied or the breach of any covenant hereunder by any Seller (which disclosure shall in no way be deemed to amend or supplement any exhibit or schedule hereto or to prevent or cure any misrepresentation, breach of warranty or breach of covenant hereunder).

          3.2 Negative Covenants of Sellers. From and after the date hereof and until the Closing, unless Buyer otherwise agrees in writing, each Seller will not:

          (a) except as expressly contemplated by this Agreement, knowingly take or omit to take any action which, individually or in the aggregate, could be reasonably anticipated to have a Material Adverse Effect on the Business and/or the Purchased Assets;

          (b) knowingly take any action or omit to take any action that would require disclosure pursuant to Section 3.1(k) if each representation and warranty contained herein were remade as of the time of such action or omission;

          (c) (i) other than in the ordinary course of business, pay any dividend or make any similar distribution, redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities, or (ii) make any loan or enter into any transaction with or distribute any assets or property to any of its officers, directors, shareholders, Affiliates or other Insiders, except (x) for base salary, bonuses and commissions paid to officers and employees in the ordinary course of business or (y) for bonuses paid to officers and employees prior to the Closing Date in connection with the transactions contemplated hereby (in an amount up to $15,000 for any single Person);

          (d) with respect to the Business, (i) incur any Indebtedness (other than for purchases of inventory in the ordinary course of the Business consistent with past practices), and (ii) institute any material change in the conduct of the Business or any change in its method of purchase, sale, lease, management, marketing, operation or accounting (including with respect to accounts receivable and inventory);

          (e) sell, lease, license or otherwise dispose of any interest in any of the material tangible or intangible assets of the Business, including the Purchased Assets, or permit any of the Business' property (including the Purchased Assets) or equity securities (if any) to be subjected to any Lien, other than sales of inventory in the ordinary course of business and other than licenses granted to customers in the ordinary course of business pursuant to Contracts containing at least the following terms and restrictions:

               (i) Sellers shall expressly retain ownership of all Software Products developed by or for Sellers or the Business, including, without limitation, those delivered to or for the benefit of the customer,

               (ii) all licenses to Software Products shall be non-exclusive,

               (iii) customers may use, modify and make derivatives from a Software Product only for their own internal business purposes,

               (iv) third-parties may access a Software Product licensed to a customer only for the purpose of exercising the rights set forth in the foregoing subsection (iii) solely on behalf of such customer and solely for the customer's own internal business purposes, and

               (v) the customer and any such third party shall not use any Software Product for any other purpose, and shall not disclose any portion of any Software Product unless a specific request for such disclosure is made, and such disclosure is required under the customer's public records laws and regulations;

          (f) cause or permit Sellers to merge or consolidate with any other Person;

          (g) with respect to the Business, acquire a material amount of assets from any other Person outside the ordinary course of business and inconsistent with past practices;

          (h) enter into, amend or modify any employment, severance, deferred compensation or retirement or other similar agreement or arrangement with any Employee of the Business, or grant any increase in salary or bonus or otherwise increase the compensation payable to (whether in cash or otherwise) any Employee, advisor or agent employed in connection with or rendering services to the Business, except (i) wage or salary increases required by existing contracts or by compensation policies which are consistent with past practices and of which Buyer is notified in writing or (ii) for bonuses paid to officers and employees prior to the Closing Date in connection with the transactions contemplated hereby (in an amount up to $15,000 for any single Person);

          (i) (i) hire any new Employee for the Business other than in the ordinary course, (ii) promote any Employee of the Business except in order to fill a position vacated after the date of this Agreement, or (iii) engage any consultant or independent contractor for the Business other than in the ordinary course;

          (j) take any action for its winding up, liquidation, dissolution or reorganization or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of all or any of its assets or revenues;

          (k) with respect to the Business, enter into any agreement containing any provision or covenant limiting in any respect its ability to (i) sell or buy any products or services to or from any other Person, (ii) engage in any line of business or (iii) compete with any Person;

          (l) except as expressly contemplated by this Agreement, terminate, modify or amend any Assumed Contract or Bond or, with respect of the Business, enter into any new material Contract except, in the case of any Contract, in the ordinary course of business consistent with past practice or as provided in
Section 3.2(e); or

          (m) commit to do any of the foregoing.

                                   ARTICLE 4
                        CONDITIONS TO OBLIGATION OF BUYER

          The obligation of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to the satisfaction of each of the following conditions as of the Closing:

          4.1 Representations and Warranties. The representations and warranties of Sellers contained herein shall be true and correct in all material respects, when taken as a whole, as of the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that those representations and warranties that are qualified by materiality, Material Adverse Effect, or similar phrase shall be true and correct in all respects as so qualified, and any update of or modification to the schedules pursuant to Section 8.10 made or purported to have been made after the date of this Agreement shall be disregarded. There shall have been no breach of any representation or warranty (whether as of the date hereof or as of the Closing Date) of Sellers herein which, alone or in the aggregate, has had or could reasonably be expected to cause a Significant Impact.

          4.2 Performance of Covenants. Sellers shall have performed and complied in all material respects with all of the covenants and agreements, taken as a whole, required to be performed by them pursuant to the Transaction Documents on or prior to the Closing Date. There shall have been no noncompliance or nonperformance by Sellers of any of the covenants or agreements required to be performed by them pursuant to the Transaction Documents which, alone or in the aggregate, has had or could reasonably be expected to cause a Significant Impact.

          4.3 Compliance with Legal Requirements. The consummation of the transactions contemplated by the Transaction Documents, including, without limitation, the sale of the Purchased Assets by Sellers to Buyer hereunder, will not be prohibited by any Legal Requirement or subject Buyer, its Affiliates or Sellers to any material penalty or Liability (other than obligations of Sellers or Buyer specifically set forth in this Agreement) arising under any Legal Requirement or imposed by any Governmental Entity or otherwise adversely affect in any material way (i) Buyer's right to own the Purchased Assets and to control the Purchased Assets or (ii) the right of Sellers to own their assets and operate their business.

          4.4 Consents. Each of the following Consents shall have been duly made or obtained by Sellers and delivered to Buyer: (a) all Consents necessary to assign to Buyer the Customer Contracts set forth in Schedule 4.4(a), (b) all Consents necessary to assign to Buyer at least sixty percent (60%) of the Pro-Forma Remaining Contract Value calculated as of the Closing of all Customer Contracts not otherwise listed in Schedule 4.4(a) (the Consents described in clauses (a) and (b) collectively referred hereto as the "Required Customer Contracts Consents") and (c) all other Consents of, to or with, any Governmental Entity or any other Person that are required (i) for the consummation of the transactions contemplated by this Agreement and by the other Transaction Documents (including, without limitation, the transfer of the Purchased Assets to Buyer); (ii) in order to prevent a breach of or default under or a right of termination or modification of any material contract to which any Seller is a party (including, without limitation, the Assumed Contracts) or to which any portion of the Purchased Assets is subject; (iii) for the conduct of the Business as heretofore conducted and ownership of the Purchased Assets following the Closing, will have been duly made or obtained by Sellers and delivered to Buyer; or (iv) without limiting the generality of the foregoing, for Sellers to provide all services to Buyer under the Transition Services Agreement. Notwithstanding the foregoing, Sellers shall use their reasonable commercial efforts to obtain the Consents from all customers and other Persons (whether or not Customer Contracts are listed in Schedule 4.4(a) or whether or not Consent is required to be delivered pursuant to Section 4.4(b)). All Consents shall be
(A) substantially in the form attached hereto as Exhibit 4.4 or (B) such other form and substance reasonably satisfactory to Buyer, and no such Consent shall have been revoked.

          4.5 No Indebtedness; No Liens. Buyer will have received reasonably satisfactory evidence that, immediately after giving effect to the Closing, (i) the Business will not have any Liability with respect to Indebtedness (except to the extent agreed in writing by Buyer or which is immaterial and has not had or could not reasonably be expected to have a Significant Impact), (ii) all such Indebtedness of the Business shall have been canceled (except to the extent agreed in writing by Buyer), and (ii) the Purchased Assets will not be subject to any Liens (other than immaterial Liens which have not had or could not reasonably be expected to have a Significant Impact).

          4.6 Payoff Letters and Release. All payoff letters and releases from third parties of any and all Liens (other than immaterial Liens which have not had or could not reasonably be expected to have a Significant Impact) relating to the Purchased Assets will have been obtained by Sellers and delivered to Buyer in form and substance reasonably satisfactory to Buyer.

          4.7 Conveyance of Purchased Assets. Sellers shall convey all of the Purchased Assets to Buyer free and clear of all Liens and shall deliver to Buyer such appropriate executed instruments of sale, transfer, assignment and delivery, warranty deeds, warranty assignments of leases, bills of sale, assignments and assumptions, intellectual property assignments or other intellectual property conveyance documents, certificates of title, vehicle titles, transfer tax declarations and all other instruments of conveyance as are necessary to effect transfer to Buyer of good and marketable title to the Purchased Assets (free and clear of all Liens), including, without limitation, (i) the Bill of Sale in form and substance of Exhibit A attached hereto (the "Bill of Sale"), (ii) the Assignment and Assumption Agreement in form and substance of Exhibit B attached hereto (the "Assignment and Assumption Agreement"), and (iii) such documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar domestic or foreign office, department or agency (it being understood that all of the foregoing shall be reasonably satisfactory in form and substance to the Parties).

          4.8 Transition Services Agreement. (i) Sellers and Buyer (or any of its designees) shall have entered into a Transition Services Agreement (the "Transition Services Agreement"), in the form and substance of Exhibit C attached hereto and such Transition Services Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified and
(ii) Exhibit B attached thereto shall be in form and substance reasonably satisfactory to Buyer.

          4.9 India Personnel Services Agreement. Sellers and Buyer (or any of its designees) shall have entered into a India Personnel Services Agreement (the "India Personnel Services Agreement"), in the form and substance of Exhibit D attached hereto and such India Personnel Services Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

          4.10 Arrangements with Certain Employees. Buyer and each Rehired Employee listed on Schedule 4.10(a), and Buyer and 50% of the Rehired Employees listed on Schedule 4.10(b) shall have entered into a Non-Disclosure and Proprietary Rights Agreement, in form and substance of Exhibit E attached hereto.

          4.11 No Material Adverse Change. No Material Adverse Effect shall have occurred or arisen with respect to the Business.

          4.12 Other Closing Documents. On or prior to the Closing Date, each Seller shall have executed and delivered to Buyer (a) a certificate to the effect that each of the conditions specified in Article 4 have been satisfied as of the Closing Date; (b) a certificate of an officer attaching certified copies of the resolutions duly adopted by each Seller's board of directors authorizing each Seller's execution, delivery and performance of this Agreement and the transactions contemplated by the Transaction Documents; (c) copies of all Consents, approvals, filings and releases required in connection with the consummation of the transactions contemplated herein; (d) all books, records and other materials that are primarily used in or primarily related to the operation of the Business (other than the Excluded Assets); and (e) such other documents or instruments as Buyer may reasonably request or as may be required to effect the transactions contemplated hereby.

          4.13 Proceedings, Etc. (i) All proceedings to be taken by Sellers in connection with the consummation of the transactions contemplated by the Transaction Documents and all certificates, opinions, contracts and other documents received (and determinations to be made) by Buyer in connection therewith (including pursuant to this Section 4.13) shall be reasonably satisfactory in form and substance to Buyer, (ii) no suit, action or other proceeding, or injunction or final judgment, order or decree relating thereto, shall be pending or threatened before or entered by any court or arbitrator or any governmental or regulatory body or authority in which it is sought to restrain or prohibit or to obtain damages (which are not immaterial) or other relief (including rescission) in connection with the transactions contemplated hereby, (iii) no investigation that would result in any such suit, action or proceeding shall be pending or threatened and (iv) no such injunction, judgment, order or decree has been entered and not subsequently dismissed or discharged with prejudice.

          4.14 Company Opinion. Buyer shall have received favorable opinions, dated the Closing Date, from Butzel Long, counsel for Sellers, covering matters pertaining to this Agreement and the other Transaction Documents and such other matters as Buyer or its counsel may request, and otherwise in form and substance of Exhibit F attached hereto.

          4.15 FIRPTA Affidavit. Each Seller shall have delivered to Buyer a non-foreign person affidavit, under penalties of perjury and in form and substance required under Treasury Regulations issued pursuant to Code Section 1445, stating that such Seller is not a "foreign person" as defined in Code
Section 1445.

          4.16 Third Party Components. Seller shall have obtained consent to transfer to Buyer each of the Contracts for those Back Office Software set forth or required to be set forth in Schedule 6.10(a)(iv) that requires such consent and any Third Party Components set forth or required to be set forth on Schedule 6.10(a)(ii) that require such consent, or Buyer shall have, without cost to Buyer (except as set forth in Section 8.21), entered into Contracts with respect to such Third Party Components and Back Office Components containing terms and conditions commercially reasonable to Buyer, or be engaged with Sellers in an arrangement satisfactory to Buyer in its reasonable discretion which provides Buyer with the rights and benefits (subject to the obligations) of such Third Party Components under terms and conditions commercially reasonable to Buyer, in each case sufficient to enable Buyer to fulfill all of its obligations as of the Closing Date under the Customer Contracts that are transferred to the Buyer and sufficient to enable Buyer to continue to conduct the Business as currently conducted (including with respect to the Customer Contracts).

          4.17 Projects Review. Buyer shall not have discovered any Flaw in any Software Product (including works-in-progress) or service during its Projects Review that would result in a Contract Adjustment Amount of more than $1,000,000.

          4.18 Purchase Price Adjustment for Unassumed Customer Contracts. The Contract Adjustment Amount shall have been proposed by Buyer (and agreed to by Sellers) and such Contract Adjustment Amount is less than $1,000,000.

          4.19 Schedule Update. Any Schedule Update delivered pursuant to
Section 8.10 below which discloses any change, event, circumstance, occurrence, fact or effect, or development is acceptable to Buyer in its reasonable discretion (other than for a change, event, circumstance, occurrence, fact or effect, or development in any such Schedule Update which, alone or in the aggregate with any other change, event, circumstance, occurrence, fact or effect, or development, has not had or could not reasonably be expected to have a Significant Impact).

          4.20 Assignment Agreement with Covansys (India) Private Limited. Sellers shall have entered into an assignment agreement of Intellectual Property with Covansys (India) Private Limited in form and substance of Exhibit G attached hereto (the "Covansys (India) Assignment Agreement").

          4.21 Assignment of Customer Licenses. Notwithstanding anything herein to the contrary, any licenses granted from a customer to any Seller for rights in or to Intellectual Property that are included in any Customer Contract that is rejected pursuant to Section 8.20 shall be assigned to Buyer prior to Closing, and Seller shall be responsible for obtaining any consents required for such assignment, at Seller's sole cost.

          4.22 Noncompetes. Each of Steve Holley and Mike Friling shall have entered into noncompete agreements for the benefit of the Buyer (and covering the Business), in form and substance otherwise substantially similar to the form contained in Exhibit E attached hereto.

          Buyer may waive in whole or in part any condition specified in this
Article 4 if it executes a writing so stating at or prior to the Closing. The Closing of the transactions contemplated by this Agreement shall constitute a waiver by Buyer of every condition specified in this Article 4 to the extent any and all such conditions have been disclosed as unfulfilled in writing by Sellers to Buyer before the Closing.

                                    ARTICLE 5
                     CONDITIONS TO OBLIGATION OF THE SELLERS

          The obligation of Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each of the following conditions as of the Closing:

          5.1 Representations and Warranties. Each of the representations and warranties of Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except that those representations and warranties that are qualified by materiality, Material Adverse Effect, or similar phrase shall be true and correct in all respects.

          5.2 Performance of Covenants. Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it pursuant to the Transaction Documents on or prior to the Closing Date.

          5.3 Purchase Price Adjustment for Unassumed Customer Contracts. Any Contract Adjustment Amount proposed by Buyer shall be less than $7,500,000.

          5.4 Compliance with Legal Requirements. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Legal Requirement, or subject Sellers to any penalty or Liability or other onerous conditions arising under any Legal Requirement or imposed by any Governmental Entity.

          5.5 Officer's Certificate. Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified in Sections 5.1 and 5.2 have been satisfied.

          5.6 Proceedings; Etc. All proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated by the Transaction Documents and all certificates, opinions, Contracts and other documents received (and determinations to be made) by Sellers in connection therewith (including pursuant to this Section 5.6) will be satisfactory in form and substance to the Company.

          5.7 Assumption of Liabilities. Buyer shall assume the Assumed Liabilities by delivery of an Assignment and Assumption Agreement in form and substance of Exhibit B attached hereto.

          Sellers may waive in whole or in part any condition specified in this
Article 5 if they execute a writing so stating at or prior to the Closing. The Closing of the transactions contemplated by this Agreement shall constitute a waiver by Seller of every condition specified in this Article 5 to the extent any and all such conditions have been disclosed as unfulfilled in writing by Buyer to Sellers before the Closing.

                                    ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

          Except as set forth in the disclosure schedules dated as of the date hereof and delivered to Buyer herewith (the "Disclosure Schedules") and as a material inducement to Buyer to enter into and perform its obligations under this Agreement and the Transaction Documents, Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Article 6 are true and correct as of the date hereof and will be true and correct as of the Closing Date. The Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 6, and the disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsections in this
Article 6 to the extent that an appropriate cross reference is contained in such section or subsection.

          6.1 Organization; Corporate Power and Licenses of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and all other jurisdictions in which its ownership of the Purchased Assets or conduct of the Business requires it to be qualified, except where the failure to be so qualified or in good standing does not have a Material Adverse Effect on the Purchased Assets or the Business. The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate the Purchase Assets, and to carry on the Business as is now conducted and to perform its obligations under this Agreement and the Transaction Documents. Copies of the Company's articles of incorporation and organizational documents, previously provided to Buyer, reflect all amendments made thereto at any time prior to the Closing Date and are correct and complete. Correct and complete copies of the resolutions adopted by the Company's board of directors authorizing the execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been furnished to Buyer.

          6.2 Subsidiaries.

          (a) Schedule 6.2(a) correctly sets forth the name and jurisdiction of incorporation of each of the Company's Subsidiaries or Affiliates which own or possess any rights or assets which are primarily used in or primarily related to the operation of the Business (the "Designated Affiliates"). On or prior to the Closing Date, the Company has caused each such Designated Affiliates to transfer all of the Purchased Assets held by such Designated Affiliate to Buyer free and clear of all Liens (other than Permitted Liens). Each Designated Affiliate is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and all other jurisdictions in which its ownership of the Purchased Assets or its conduct of the Business requires it to be qualified. Each Designated Affiliate possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate the Purchase Assets, and to carry on the Business as now conducted and to perform its obligations under this Agreement and the Transaction Documents. Copies of each Designated Affiliate's articles of incorporation and organizational documents, previously provided to Buyer, reflect all amendments made thereto at any time prior to the Closing Date and are correct and complete. Correct and complete copies of the resolutions adopted by each Sellers' board of directors authorizing the execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been furnished to Buyer.

          (b) Schedule 6.2(b) sets forth all assets, properties, rights, titles and interests of every kind and nature owned, licensed or leased by the Designated Affiliates, which are used in or related to the operation of the Business, whether tangible or intangible, real or personal and wherever located and by whomever possessed.

          (c) Except for the Designated Affiliates, none of the Company's Affiliates or Subsidiaries have title to, a leasehold interest in, or license to, any assets, properties, rights, titles or interests of any kind and nature which are primarily used in or primarily related to the operation of the Business, whether tangible or intangible, real or personal and wherever located and by whomever possessed.

          6.3 Authorization; No Breach. The execution, delivery and performance of the Transaction Documents to which each Seller is a party have been duly authorized by such Seller. Each Transaction Document to which each Seller is a party constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms. Except as set forth on the attached Schedule 6.3, the execution and delivery by each Seller of this Agreement and all other Transaction Documents to which each Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Purchased Assets or any asset or property of any Seller related to the Business pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other Consent from, any Governmental Entity pursuant to, the charter or bylaws or equivalent governing document of any Seller, or any Legal Requirement to which any Seller or any of its Affiliates or any of their assets or properties is subject, or any indenture, mortgage or loan agreements relating to the Business or the Purchased Assets to which such Seller or the Purchased Assets is subject, or any Contract (including, without limitation, the Assumed Contracts) of the Business, order, judgment or decree relating to the Business or the Purchased Assets to which such Seller or any of its Affiliates or the Purchased Assets is subject.

          6.4 Financial Statements. Attached hereto as Schedule 6.4 are copies of (i) unaudited reviewed pro-forma balance sheet of the Business as of December 31, 2005 (the "Latest Balance Sheet") and the related statements of income for the 12-month period then ended and (ii) unaudited reviewed pro-forma balance sheet of the Business as of December 31, 2004, and the related statements of income for the fiscal year then ended. Each of the foregoing financial statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of Sellers (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and presents fairly the Business' financial condition and results of operations as of the dates and for the periods referred to therein in accordance with GAAP. Since the date of the Latest Balance Sheet, no Material Adverse Effect has occurred or arisen with respect to the Business.

          6.5 Accounts Receivable. Except as set forth on the Schedule 6.5, all accounts and notes receivable reflected on the Latest Balance Sheet and all accounts and notes receivable to be reflected on the Closing Date Balance Sheet (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP consistently applied) are or shall be valid receivables arising in the ordinary bourse of business of the Business and are or shall be at the aggregate recorded amount therefor as shown on the Latest Balance Sheet and on the Closing Date Balance Sheet, as the case may be (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP consistently applied) and are recorded in accordance with GAAP. Except as set forth on Schedule 6.5, no Person has any Liens on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

          6.6 Absence of Undisclosed Liabilities. Sellers do not have and will not have any material Liability relating to or arising out of the Business and there is no basis for any proceeding, hearing, investigation, charge, complaint or claim with respect to any material Liability relating to or arising out of the Business at or as of the Closing Date or arising out of the transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, or, to the knowledge of Sellers, any state of facts existing at or prior to the Closing Date, including Taxes with respect to or based upon periods, transactions or events occurring on or before the Closing Date, except for (i) Liabilities reflected on the Latest Balance Sheet and (ii) Liabilities of the type reflected on the Latest Balance Sheet which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relates to a breach of Contract, breach of warranty, tort, infringement, violation of or Liability under any Legal Requirements, or any action, suit or proceeding and none of which is material individually or in the aggregate and all of which will be reflected in the Closing Net Book Value).

          6.7 Assets.

          (a) Each Seller has good, valid and marketable title to, or a valid leasehold interest in or license to, the Purchased Assets, free and clear of all Liens and other restrictions of whatever nature, except for (i) Liens described in the attached Schedule 6.7(a) and (ii) Liens for current property taxes not yet due and payable (collectively, "Permitted Liens").

          (b) Except as disclosed on the attached Schedule 6.7(b), the Purchased Assets include all of the material assets, properties, rights, titles and interests of every kind and nature, whether tangible or intangible, real or personal, owned, licensed or leased by Sellers or any of their Affiliates or Subsidiaries (including indirect and other forms of beneficial ownership) as of the Closing Date, which are primarily used in or primarily related to the operation of the Business as currently conducted by Sellers. Except as disclosed on the attached Schedule 6.7(b), the Purchased Assets include all of the material assets, properties, rights, titles and interests of every kind and nature, whether tangible or intangible, real or personal, owned, licensed or leased that are necessary and sufficient for the conduct of the Business and the operation of the Purchased Assets as currently conducted or operated, respectively. Any Third Party Components or Back Office Software listed on
Schedule 6.7(b) will be identified as Third Party Components or Back Office Software, respectively, and Schedule 6.7(b) will be updated prior to Closing so that, except for such Back Office Software listed in Schedule 6.10(a)(iv) and such Third Party Components as to which Buyer elects in its sole discretion to permit to remain on Schedule 6.7(b), all other such Back Office Software and all such Third Party Components shall be removed from Schedule 6.7(b) and included as Purchased Assets as of Closing.

          (c) The buildings, improvements, fixtures, machinery, equipment and other tangible assets (whether owned or leased) included in the Purchased Assets are, except for ordinary wear and tear, in good condition and repair and are usable in the ordinary course of business, and all such assets have been installed and maintained in accordance with all applicable material laws, regulations and ordinances.

          (d) Schedule 6.7(d) attached hereto contains a list of every material asset, property, right, title and interest of every kind and nature (whether tangible or intangible) owned, licensed or leased by Sellers or any of their Affiliates or Subsidiaries (including indirect and other forms of beneficial ownership) as of the Closing Date, which are used in or related to the Business but which are not included in the Purchased Assets being transferred to Buyer pursuant to this Agreement.

          6.8 Tax Matters.

          (a) Sellers have timely filed all material Tax Returns required to be filed by it with respect to any material Tax relating to the Business or any of the Purchased Assets, each such Tax Return has been prepared in compliance with all Legal Requirements, and all such Tax Returns are complete and accurate in all material respects. All material Taxes due and payable by Sellers with respect to the Business and the Purchased Assets have been paid. All unpaid Taxes related to any taxable period of the

Business or the Purchased Assets ending on or before the Closing Date are accrued and reflected on Schedule 6.8(a) attached hereto.

               (i) Sellers have complied in all material respects with all statutory provisions, rules, regulations, orders and directions in respect of valued added or similar tax on consumption relating to the Business and the Purchased Assets, has promptly submitted accurate returns, maintains full and accurate records and has not been subject to any interest, forfeiture, surcharge or penalty with respect to the Business and the Purchased Assets.

               (ii) There have been and are no circumstances or transactions to which Sellers have or have been a party such that a Liability to Tax on any documents or instruments of transfer on which Sellers must rely on to enforce any right is or could become payable by Sellers relating to the Business or the Purchased Assets and all Taxes due and payable by Sellers relating to the Business and the Purchased Assets have been paid.

               (iii) Except as disclosed on Schedule 6.8(a)(iii), Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party engaged in or relating to the Business, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

               (iv) Sellers do not reasonably expect any taxing authority to claim or assess any additional Taxes relating to the Business or any of the Purchased Assets for any period ending on or before the day prior to the Closing Date.

          (b) Except as set forth in Schedule 6.8(b) attached hereto:

               (i) neither Sellers nor any member of their Affiliated Group have consented to extend the time in which any Tax may be assessed or collected by any taxing authority;

               (ii) Sellers have not paid or become liable to pay any penalty, fine, surcharge in relation to any Tax relating to the Business or any of the Purchased Assets;

               (iii) no deficiency or proposed adjustment, which has not been settled or otherwise resolved, for any amount of Tax relating to the Business or any of the Purchased Assets has been proposed, asserted or assessed by any taxing authority against Sellers;

               (iv) there is no action, suit, taxing authority proceeding or audit now in progress; pending or, to Sellers' knowledge, threatened against or with respect to Sellers;

               (v) Sellers have no Liability for the payment of Taxes of any other Person, including a Liability of Sellers for the payment of any Tax arising (A) as a result of any expressed or implied obligation to indemnify another Person, and (B) as a result of Sellers assuming or succeeding to the Tax Liability of any other Person as a successor, transferee or otherwise;

               (vi) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the Purchased Assets;

               (vii) no claim has ever been made by a taxing authority in a jurisdiction where Sellers do not file Tax Returns that any Seller is or may be subject to Taxes assessed by such jurisdiction with respect to the Business or any of the Purchased Assets;

               (viii) Sellers have not made any payment, and are not and will not become obligated (under any contract entered into on or before the Closing Date) to make any payment, that will be non-deductible under
     Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law);

               (ix) Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of any cash or property, including the Purchased Assets, pursuant to this Agreement; and

               (x) Sellers will not be liable for any Tax under Code Section 1374. Sellers have not, in the past 10 years, (A) acquired assets from another corporation in a transaction in which Sellers' Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired any stock of any corporation which is a qualified subchapter S subsidiary.

          6.9 Contracts and Commitments.

          (a) Schedule 6.9(a)(i) sets forth all customer contracts of the Business and In Process Contracts (collectively, the "Customer Contracts") and accurately classifies them as either (i) a "Fixed Price Customer Contract", (ii) a "Fixed Time Customer Contract", (iii) a "Time and Materials Customer Contract", or (iv) a "Fixed Fee Customer Contract". With respect to each Customer Contract that is a Fixed Price Customer Contract or a Fixed Time Customer Contract, Schedule 6.9(a)(ii) sets forth an accurate and detailed summary of (1) the time and costs expended or incurred by Sellers in connection with each such Customer Contract and (2) the time and costs that will be required to be expended or incurred by Sellers (or Buyer after the Closing Date) in connection with each such Customer Contract in order to timely complete Sellers' obligations thereunder after the date hereof. For purposes of this
Section 6.9(a), (A) a "Fixed Price Customer Contract" means a Customer Contract that is a "deliverable based fixed price contract" in which the deliverable thereunder must be delivered in full for a fixed price and is accounted for by using the percentage completion method of accounting under GAAP; (B) a "Fixed Time Customer Contract" means a Customer Contract that is a "not to exceed" contract in which the deliverable thereunder must be delivered for a price based on time and materials but which may not exceed a fixed price; (C) a "Fixed Fee Customer Contract" means a Customer Contract which pays a fixed revenue per month based on a service level agreement; and (D) a "Time and Materials Customer Contract" means a Customer Contract that is billed by hours serviced or worked under such contract plus materials. Schedule 6.9(a)(i) also indicates each Customer Contract under which any Software Product (or portion thereof) is provided to a customer. Schedule 6.9(a)(i) sets forth with respect to each Customer Contract, Sellers' good faith reasonable estimate of such Customer Contract's Pro-Forma Remaining Contract Value and Annual Contract Value. Within three (3) days prior to the Closing Date, Sellers shall accurately update
Schedule 6.9(a)(i) and Schedule 6.9(a)(ii) effective as of the last day of the month immediately preceding the month in which the Closing Date occurs.

          (b) Except as set forth on the attached Schedule 6.9(b), none of the Sellers is a party to or bound by any of the following, whether written or oral, that are primarily used in or primarily related to the operation of the
Business:

               (i) collective bargaining agreement or other Contract with any labor union;

               (ii) management agreement or other Contract for the employment of any Employee or other Person on a full time, part-time or consulting basis or providing for the payment of any cash or other compensation or benefits upon the sale of the Purchased Assets

     (other than at-will employment agreements with such Seller's Employees which do not commit such Seller to severance, termination or other similar payments);

               (iii) Contract relating to Indebtedness (including any letter of credit arrangements, bonds and guarantees of any obligations) or to the mortgaging, pledging or otherwise placing a Lien on any of the Purchased Assets;

               (iv) Contract, including, but not limited to, purchase orders, for the purchase, sale, distribution or marketing of materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves consideration in excess of $50,000 per year or $50,000 in the aggregate;

               (v) Contract which prohibits it from freely engaging in the Business anywhere in the world without any limitation or adverse consequences or from commercially exploiting any of the Purchased Assets;

               (vi) Contract under which it has advanced or loaned any other Person any amounts;

               (vii) Contract under which it is lessee of or holds or operates any property, real or personal, owned by any other party which involves annual rental payments of greater than $50,000 or group of such Contracts with the same Person which involve consideration in excess of $50,000 in the aggregate;

               (viii) Contract under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it which involves consideration in excess of $50,000;

               (ix) Intellectual Property Contracts;

               (x) warranty Contract (other than the Customer Contracts set forth in Schedule 1.1(c)) with respect to its services rendered or its products sold or delivered, where such Seller remains currently obligated to perform under such warranty;

               (xi) any Contract by and between, or among, either the Company, the Designated Affiliates and their Affiliates;

               (xii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of any of the Rehired Employees;

               (xiii) Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Business, including, without limitation, Contracts containing "most favored nation" provisions;

               (xiv) Contract (other than the Customer Contracts set forth in Schedule 6.9(a)(i)) which contains performance guarantees;

               (xv) Contract involving the settlement of any Action or threatened Action with respect to which, as of the date of this Agreement,
     (A) any unpaid amount exceeds $50,000 or (B) conditions precedent to the settlement have not been satisfied;

               (xvi) Contract appointing any agent to act on its or the Business' behalf;

               (xvii) power of attorney;

               (xviii) Contract relating to the acquisition or sale of the Business and/or the Purchased Assets (or any material portion thereof), whether or not consummated and including any confidentiality agreements entered into with respect thereto;

               (xix) other Contract (or group of related Contracts) the performance of which involves consideration in excess of $50,000 per year or $50,000 in the aggregate or which cannot be canceled by such Seller within 30 days notice without premium or penalty; or

               (xx) any other Contract that is material to the Business or primarily related to the Purchased Assets, whether or not entered into in the ordinary course of business.

          (c) With respect to Sellers' obligations thereunder and, with respect to the obligations of the other parties thereto, all of the Contracts set forth or required to be set forth on a Schedule listing Contracts hereto other than the Customer Contracts set forth on Schedule 6.9(a) (each a "Material Contract") are valid, binding and enforceable against Sellers and enforceable by Sellers against the other parties thereto, in accordance with their respective terms. Except as set forth on Schedule 6.9(c), each Seller, and to each Seller's knowledge each other party to a Material Contract, has performed all material obligations required to be performed by it under such Material Contract and each Seller has not received any notice that it is in default under or in breach of nor in receipt of any claim of default or breach under any such Material Contract. To the knowledge of each Seller, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by each Seller or any other Person under any such Material Contract. No party to any Material Contract has given any Seller notice of its intention to cancel, terminate, materially change the scope of rights under, or fail to renew any such Material Contract. Buyer shall have the benefit of each Material Contract and shall be entitled to enforce each such Material Contract immediately following the Closing on terms and conditions identical to those available to Sellers immediately prior to Closing.

          (d) With respect to Sellers' obligations thereunder and, with respect to the obligations of the other parties thereto, all of the Customer Contracts set forth or required to be set forth on Schedule 6.9(a) are valid, binding and enforceable against Sellers and enforceable by Sellers against the other parties thereto, in accordance with their respective terms. Each Seller, and to each Seller's knowledge each other party to a Customer Contract, has performed all material obligations required to be performed by it under such Customer Contract and except as set forth in Schedule 6.9(d) each Seller has not received any notice that it is in default under or in breach of nor in receipt of any claim of default or breach under any such Customer Contract. To the knowledge of each Seller and except as set forth in Schedule 6.9(d), no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by each Seller or any other Person under any Customer Contract. To the knowledge of the Seller Knowledge Rep Group, no party to any Customer Contract has given any notice of its intention to cancel, terminate, materially change the scope of rights under, or fail to renew any Customer Contract. Buyer shall have the benefit of each Customer Contract and shall be entitled to enforce each such Customer Contract immediately following the Closing on terms and conditions identical to those available to Sellers immediately prior to Closing.

          (e) A true, correct and complete copy of each of the written Contracts (including any amendments thereto) and an accurate description of each of the oral Contracts which are referred to on the attached Schedules, have been delivered to Buyer.

          (f) Except as set forth in Schedule 6.9(f), with respect to each Customer Contract: (i) each Seller is currently meeting its obligations to develop and deliver deliverables, satisfy milestones, and meet thresholds or performance criteria that under the terms of such Customer Contract are required to be developed, delivered, satisfied or met, as applicable, prior to the Closing Date; (ii) all deliverables that have been delivered and all services that have been rendered (prior to the Closing Date) have been delivered and performed in accordance with all of the material requirements of such Customer Contracts and in a commercially reasonable manner (unless the customers' oral or written specifications indicate otherwise), and such deliverables or services are reasonably documented as required by such Customer Contract; (iii) with respect to any and all deliverables, milestones, thresholds, performance criteria, or services that Sellers are obligated to deliver, meet, satisfy or perform, as applicable, under the terms of such Customer Contract applicable after the Closing Date, Sellers have detailed project plans that are consistent with such obligations and have tracked progress on work under such project plans and are not materially deficient in any aspect of such project plans; and (iv) there is no fact, circumstance or condition existing as of the Closing Date, or to any Seller's knowledge, reasonably likely to occur after the Closing Date, that would materially impair the ability of the Buyer to fulfill all of its Assumed Liabilities under the Customer Contracts in a timely manner.

          (g) No Software Product (including works-in-progress) which has been delivered or which is currently being developed for delivery under any Customer Contract contains any Flaw.

          (h) All estimates and summaries set forth in Schedule 6.9(a) have been made by Sellers after reasonable investigation and to the best ability of Sellers, and there are no facts, circumstances or conditions that would reasonably be expected to cause any costs with respect to the Customer Contracts to be materially different from what is described under such Schedule 6.9(a).

          6.10 Intellectual Property Rights.

          (a) Schedule 6.10(a) sets forth a complete and correct list of (i) all Software Products (including each major variation thereof such as Forte or Java versions of Clarety, in each case identifying the customers for such Software Product); (ii) for each Software Product, all third party Software (including, without limitation, Open Source Software, other source code or object code, libraries and middleware) bundled with, incorporated into or linked (dynamically or statically) with such Software Product that is necessary to develop or compile such Software Product; (iii) for each Software Product, all third party Software (including, without limitation, Open Source Software, other source code or object code, libraries and middleware) bundled with, incorporated into or linked (dynamically or statically) with such Software Product that is necessary for existing customers to operate such Software Product (together with the Software identified on Schedule 6.10(a)(ii), "Third Party Components"); (iv) all Software (whether or not owned by Seller), other than Software Products and Third Party Components, exclusively or primarily used in the operation of the Business; and (v) all Software (whether or not owned by Seller), other than Software Products and Third Party Components, used in the operation of the Business, but not listed on Schedule 6.10(a)(iv) (together with the Software identified on Schedule 6.10(a)(iv), the "Back Office Software"). All Software Products set forth or required to be set forth on Schedule 6.10(a)(i) and all Back Office Software set forth or required to be set forth on Schedule 6.10(a)(iv) are included in the Purchased Assets and will be transferred to Buyer at Closing. The Third Party Components set forth in Schedules 6.10(a)(ii) and 6.10(a)(iii) constitute all the third party Software (including without limitation Open Source Software, other source code or object code, libraries and middleware) bundled with, incorporated into or linked (dynamically or statically) with any Software Product that is necessary to develop, compile or operate such Software Product, except for third party Software that historically been purchased by a customer for its own exclusive use and that is not a common component required by customers (or Buyer) generally to operate the Software Product. Schedules 6.10(a)(ii), 6.10(a)(iii), 6.10(a)(iv) and 6.10(a)(v) accurately and completely set forth the following information: (A) name of the Software, the corresponding vendor and the corresponding type of license; and (B) the type of system on which each item of Software is used.

          (b) Contracts for all Third Party Components currently installed on development, test, demonstration or other computer servers owned by Sellers and licensed to Sellers under standard "partner" Contracts ("Partner") with the respective Software vendors are included in the Purchased Assets and will be transferred to Buyer at Closing, and there will be no charge (except as set forth in Section 8.21) to Buyer for such transfer. All Third Party Components currently installed on any laptop or desktop computer used by any developer or other employee of Seller and licensed under standard commercial-of-the-shelf ("COTS") End User License Agreements (EULAs) have been fully paid for and are included in the Purchased Assets and will be transferred to Buyer at Closing without charge (except as set forth in Section 8.21). Third Party Components installed at any customer site and used in conjunction with a Software Product (including, without limitation, all Contracts for the Third Party Components set forth in Schedule 6.10(a)(iii)) have been paid for by such customer or will be paid for under existing Contracts with Sellers, in each case without any cost or obligation to Buyer with respect to such Third Party Components except as will be reimbursed by a customer pursuant to a Customer Contract.

          (c) Schedule 6.10(c) sets forth a complete and correct list of all of the following that are owned by any Seller and primarily used in or primarily related to the operation of the Business, in each case indicating the owner: (i) patents and patent applications, (ii) registered and material unregistered trademarks, service marks, trade names, logos and Internet domain names and applications for registration of any of the foregoing, (iii) Software, other than Software Products and Back Office Software, and (iv) all registered copyrights (collectively, all of the foregoing together with (A) all unregistered copyrights primarily used in or primarily related to the operation of the Business, and (B) the Software Products set forth or required to be set forth in Schedule 6.10(a)(i), the "Owned Intellectual Property").

          (d) Schedule 6.10(d) sets forth a complete and correct list of all of the following: (i) except for Customer Contracts set forth in Schedule 6.9(a), all Contracts in which any Seller is a licensor of Intellectual Property primarily used in or primarily related to the operation of the Business; (ii) except for Contracts for Third Party Components and Back Office Software, all Contracts in which any Seller is a licensee of Intellectual Property primarily used in or primarily related to the operation of the Business; (iii) except for Customer Contracts set forth in Schedule 6.9(a) and Contracts with prior customers pursuant to which such customer retained only non-exclusive internal use rights to the Owned Intellectual Property, all Contracts to which any Seller is a party, or by which any of the Owned Intellectual Property is bound, that give any third party any right or interest in any Owned Intellectual Property; and (iv) all other Contracts, other than Contracts related to Third Party Components or Back Office Software, that restrict Sellers' rights in or use of Intellectual Property primarily used in or primarily related to the operation of the Business, including, without limitation, settlement agreements, consent-to-use or covenants not to sue, trademark concurrent or co-existence agreements, outsourcing agreements, joint development agreements and standalone indemnification agreements (collectively, all of the foregoing together with Contracts for Third Party Components and Back Office Software, the "Intellectual Property Contracts"). The operation of the Business as currently conducted has been and is in compliance with all material terms and material conditions of the Intellectual Property Contracts, including without limitation, all Contracts for Open Source Software. The exception set forth in Section 6.10(d)(ii) shall in no way limit any of the other provisions of this Section 6.10(d) or of this Agreement.

          (e) No open source, public source or freeware Software, or any modification or derivative thereof, including, without limitation, any version of any Software licensed pursuant to any GNU general public license or limited general public license or other Software that is licensed pursuant to a license that purports to require the distribution of, or access to, source code or purports to restrict one's ability to charge for distribution of Software, was used in, incorporated into, integrated or bundled with any Software that has been used in any product that has been distributed, is currently distributed, or is planned to be distributed by or on behalf of Sellers in connection with the Business, including, without limitation, the Software Products generally known as Clarety (Pension Benefits Administration Software), CCMS (Child Care Management System), eTabs (Unemployment Insurance Tax & Benefits), Titling and Registration System, eTeams (Behaviorial Health Management System), and Case Management System.

          (f) Except as set forth in Schedule 6.10(f), (i) Sellers own all right, title and interest in and to the Owned Intellectual Property and have valid and enforceable rights to use pursuant to a Intellectual Property Contract set forth in Schedule 6.10(d) all other Intellectual Property primarily used in or primarily related to the operation of the Business (together with the Owned Intellectual Property and Intellectual Property Contracts, the "Business Intellectual Property"); (ii) the Business Intellectual Property is not subject to any Liens or other encumbrances, nor to any restrictions or limitations regarding use or disclosure, other than pursuant to a written Intellectual Property Contract set forth in Schedule 6.10(d) and the Customer Contracts set forth in Schedule 6.9(a); and (iii) without limiting the foregoing, Sellers have not licensed any of the Business Intellectual Property to any third party on an exclusive basis. Notwithstanding anything in this Article 6 to the contrary, the parties agree and acknowledge that Seller may not by the Closing Date receive consent to transfer all Contracts related to Third Party Components or Back Office Software and that any such Contract incapable of transfer shall be excluded from the definition of Purchased Assets; provided that, the foregoing shall not affect any of Sellers' obligations, or Buyer's rights, under Article 4 or Article 8.

          (g) Except as set forth in Schedule 6.10(g), (i) other than Business Intellectual Property included in the Purchased Assets, Contracts for Third Party Components set forth in Schedules 6.10(a)(ii) or 6.10(a)(iii) and Back Office Software set forth in Schedules 6.10(a)(iv) or 6.10(a)(v), no Affiliate or Subsidiary of the Company owns or possesses or uses any Intellectual Property primarily used in or primarily related to the operation of the Business, or is party to any Contract by which any Intellectual Property primarily used in or primarily related to the operation of the Business is bound; (ii) all Sellers' rights, title and interest in the Business Intellectual Property shall transfer in their entirety to Buyer immediately upon Closing and shall survive the consummation of the transactions contemplated by this Agreement unchanged; (iii) the Business Intellectual Property, computer hardware and other technology included in the Purchased Assets shall be sufficient for the operation of the Business after Closing in the same manner in which the Business was operated immediately prior to Closing; and (iv) as of the Closing Date, all Business Intellectual Property that is owned by Sellers immediately prior to Closing will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party, subject to Permitted Liens.

          (h) Schedule 6.10(h) sets forth a description of the numbers, job descriptions and general duties of all employees, contractors or consultants of Sellers whose duties include, or during the prior twelve (12) months have included, material development, creation or enhancement of Business Intellectual Property or who perform material services for the customers of the Business and who will not be transferred to Buyer in connection with the transactions contemplated by this Agreement, in each case identifying key employees, contractors or consultants by name and specific duties and current projects.

          (i) Except as set forth in Schedule 6.10(i), (i) the Owned Intellectual Property has been duly maintained, and has not been cancelled, expired or abandoned and Sellers have duly paid all taxes, assessments, fees, and other governmental charges upon all of the Owned Intellectual Property, (ii)

Seller has not received any notice of, and has no Knowledge of, any claim, suit, action, reissue, reexamination, public protest, interference, opposition, cancellation or other proceeding by any third party contesting the validity, enforceability, use or ownership of any of the Owned Intellectual Property has been served upon Seller or, to Sellers' Knowledge, is threatened, and, to Sellers' Knowledge, there are no grounds for the same; (iii) Sellers have taken all reasonable actions to maintain and protect all of the Business Intellectual Property and will continue to take such reasonable actions to maintain and protect all of the Business Intellectual Property prior to the Closing; (iv) Sellers have taken all steps that are reasonable to protect Sellers' rights in confidential information and trade secrets of Sellers, or provided by any other Person to Sellers, that in each case are primarily used in or primarily related to the operation of the Business; and (vi) except pursuant to a Customer Contract set forth in Schedule 6.9(a), Sellers have not disclosed the source code for any Software Product to any third party other than to its consultants and contractors who are bound by written agreements to protect the confidentiality of the source code and to refrain from using or disclosing it except as permitted by such written agreements.

          (j) The operation of the Business as it has been and is currently conducted, or is contemplated to be conducted, has not, does not and will not, when conducted in substantially the same manner by Buyer following the Closing, infringe or misappropriate any Intellectual Property rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction. Sellers have not received notice from any Person claiming that such operation or any act, Software Product or service or Business Intellectual Property, infringes or misappropriates any Intellectual Property rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor do Sellers have Knowledge of any valid basis therefor). Except as set forth in Schedule 6.10(j), Sellers have no Knowledge that any third party has infringed or misappropriated any of the Owned Intellectual Property and none of the Sellers is aware of any facts that indicate a likelihood of any of the foregoing.

          (k) To the extent that any material Business Intellectual Property has been developed, created or enhanced independently or jointly by any Person other than Sellers and for which Sellers provided funding or compensation for such development, creation or enhancement, Sellers have a written Contract with such Person with respect thereto, and Sellers thereby have obtained a valid and enforceable assignment sufficient to transfer ownership of, and is the exclusive owner of, all such Business Intellectual Property therein (including the right to seek future and unrecovered past damages with respect to third party infringers) by operation of law or by valid assignment. Without limiting the foregoing, Sellers have entered into valid and enforceable written confidentiality agreements and valid and enforceable written proprietary rights agreements with all of its current and former consultants, contractors and employees, to the extent that any of the foregoing have developed, created or modified Business Intellectual Property or had access to confidential Business Intellectual Property, (i) assigning ownership to Sellers of all Intellectual Property created, developed or modified by (A) such employees within the scope of their employment and related to the Business or (B) such contractors or consultants engaged by Sellers and used in or related to the Business; and (ii) requiring such employees, contractors and consultants to maintain the confidentiality of all Business Intellectual Property.

          (l) All Software Products provided by Sellers in the conduct of the Business perform in all material respects in accordance with their advertised, displayed, distributed or published specifications. All installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by Sellers in the conduct of the Business were performed in material conformity with the terms and requirements of the Customer Contracts and other related Contracts and all applicable Legal Requirements. All Software Products (including, without limitation, all works-in-progress) are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other similar Software routines or hardware components.

          (m) Except as set forth in Schedule 6.10(m), the internal Software, computer firmware, computer hardware (whether general purpose or special purpose), and other data, communications or information technology system(s) included in the Purchased Assets are sufficient in all material respects for the needs of the Business as of the Closing Date. Prior to the Closing Date, Sellers have taken all reasonable steps to safeguard the information technology systems used in the operation of the Business and, since January 1, 2000, there have been no successful unauthorized intrusions or breaches of the security of the information technology systems used in the Business.

          (n) Sellers have, with respect to the Business, collected, used, imported, exported and protected all personally identifiable information, and other information relating to individuals protected by law, in accordance with all Legal Requirements, including by entering into agreements, where applicable, governing the flow of such information across national borders.

          (o) Neither this Agreement nor the transactions contemplated by this Agreement, will result in or purport to result, pursuant to any Contract to which any Seller is a party or by which any of such Seller's assets are bound, in any of the following, to the extent the following would not have occurred in the absence of this Agreement or the transactions contemplated hereby: (i) Buyer or any of its Subsidiaries or Affiliates granting to any third party any ownership, right, or option, to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) Buyer or any of its Subsidiaries or Affiliates being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Buyer or any of its Subsidiaries or Affiliates being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively.

          6.11 Litigation, Etc. Except as set forth on Schedule 6.11, there are no material Actions pending or to the knowledge of Sellers, threatened against or materially affecting the Business or any of the Purchased Assets (or pending or, to Sellers' knowledge, threatened against or materially affecting any of the Rehired Employees with respect to the Business, the Purchased Assets or proposed business activities of the Business), or pending or threatened by Sellers against any third party related to the Business and/or the Purchased Assets, at law or in equity, or before or by any Governmental Entity (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by the Transaction Documents). None of the Sellers are subject to any arbitration proceedings under collective bargaining Contracts affecting the Business or the Purchased Assets or otherwise and, to each Seller's knowledge, any governmental investigations or inquiries; and, to the best of each Seller's knowledge, there is no valid basis for any of the foregoing. None of the Sellers is subject to any judgment, order or decree of any court or other Governmental Entity with respect to, or affecting, the Business or the Purchased Assets, or has received any opinion or memorandum or legal advice from legal counsel to the effect that it has any Liability which materially affects the Business or the Purchased Assets. Each Seller is covered by the insurance set forth on Schedule 6.13.

          6.12 Brokerage. Except as set forth on Schedule 6.12, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement or any of the Transaction Documents based on any Contract to which any Seller is a party or otherwise binding upon any Seller. Sellers shall jointly and severally pay, and hold Buyer harmless against, any Liability (including reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

          6.13 Insurance. The attached Schedule 6.13 lists and briefly describes each insurance policy maintained for or on behalf of Sellers with respect to the Business and the Purchased Assets. All of such insurance policies are in full force and effect, and no default exists with respect to the obligations of any Seller under any such insurance policies and none of the Sellers have received any notification of cancellation of any of such insurance policies. Except as set forth on Schedule 6.13, Sellers have no self-insurance or co-insurance programs.

          6.14 Employees.

          (a) Except as set forth on Schedule 6.14, with respect to the Business and/or the Purchased Assets: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) to the knowledge of Sellers, no executive or key Employee of the Business has any present intention to terminate their employment; (iii) to the knowledge of Sellers, no labor organization or group of Employees related to the Business has filed any representation petition or made any written or oral demand for recognition; (iv) to the knowledge of Sellers, no union organizing efforts are underway or threatened, and no other question concerning representation exists; (v) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the knowledge of Sellers, threatened; (vi) there is no workers' compensation liability, experience or matter pending or, to the knowledge of Sellers, threatened; (vii) there is no employment-related charge, complaint, grievance, investigation, inquiry or Liability of any kind, pending or, to the knowledge of Sellers, threatened in any forum, relating to an alleged violation or breach by Sellers of any Legal Requirements relating to the employment of labor; (viii) to the knowledge of Sellers, no Employee or agent of Sellers related to the Business has committed any act or omission giving rise to any Liability for any violation identified in subsection (vii) above; and (ix) Sellers do not employ or engage the services of any Person set forth on the Specially Designated Nationals and Blocked Persons list promulgated by the United States Office of Foreign Assets Control, and all foreign nationals performing work in the United States on behalf of Sellers are in compliance with all Legal Requirements applicable to the performance of work in the United States by foreign nationals. Except as set forth on Schedule 6.14, neither Sellers nor, to the knowledge of Sellers, any of Sellers' Employees related to the Business is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contracts relating to, affecting or in conflict with the present or proposed business activities of the Business. Schedule 6.14 contains a correct and complete list of all Employees of Sellers related to the Business as of the date hereof, and whether or not they have executed and delivered to Sellers any (i) Contract providing for the nondisclosure by such Person of any confidential information of Sellers and related to the Business or the Purchased Assets, (ii) Contract providing for the assignment or license by such Person to Sellers of any Intellectual Property, (iii) any Contract preventing such Person from competing with Sellers during and/or following termination of employment, (iv) any Contract preventing such Person from soliciting and hiring employees of Sellers during and/or following termination of employment and (v) any Contract preventing such Person from soliciting and servicing any customers of Sellers or the Business. All Employees named in Schedule 6.14 are at will employees who are not entitled to any severance in connection with the consummation of the transactions contemplated hereby. The base salary and incentive compensation (including bonuses thereto) for the Employees named in Schedule 6.14 has been accurately furnished in a letter delivered by Sellers to Buyer prior to the execution and delivery of this Agreement. All amounts of bonuses accrued by employees up to and including the Closing Date have been properly accrued for and all bonuses earned by Employees in Fiscal Year 2005 have been paid or shall be paid by Sellers prior to the Closing. No current Employee of Sellers has advised Sellers that he or she has excluded works or inventions made prior to his or her employment with Sellers from any agreement between Sellers and such Person. All Employees devote all of their business time and attention to the Business. Schedule 6.14 also contains a correct and complete list of all individuals hired by Sellers or their Affiliates or Subsidiaries in India who currently provide any assistance, services or are otherwise beneficial in any way to the Business and/or the Purchased Assets (the "Employees of India").

          (b) With respect to all Rehired Employees: (i) all required I-9 forms, past and present, have been properly completed, within the time frames required by any applicable Legal Requirement; (ii) appropriate documentation for the I-9 forms was requested in accordance with Legal

Requirements in a nondiscriminatory manner and all such documentation was consistently retained for all Rehired Employees; (iii) Sellers have not employed and currently do not employ any foreign worker who was not or is not authorized to be employed during the time of employment.

          (c) The Company hereby represents and warrants that: (i) public inspection files for all H-1B employees have been, and are currently, properly maintained in all material respects and are available for inspection; (ii) the required wage (prevailing or actual, whichever is higher) has been listed on all Labor Condition Applications ("LCAs") for all relevant current and former H-1B workers; (iii) all attestations made on behalf of each H-1B worker have been accurate in all material respects and are currently accurate and each such attestations include that (1) the foreign national will be paid the prevailing wage or the actual wage, whichever is higher, (2) employment of the foreign national will not adversely affect U.S. workers, (3) there is no strike or lockout affecting the position which the foreign national will fill, and (4) the employer has notified the collective bargaining representative (if any) or similarly employed workers of its intent to fill the position with an H-1B alien; (iv) the required wage has in fact been paid to all H-1B workers; (v) all LCA records documenting the required wage are available in the public inspection file, including posting notices, actual wage memoranda and accurate prevailing wage documentation; (vi) all H-1B employees have been provided with a copy of the LCA which relates to that employee's H-1B petition, including the original petition and any extensions thereunder; (vii) no material penalties apply for employment of any H-1B worker for any reason.

          (d) The Company has maintained proper and accurate records in all material respects of the additional requirements established for "H-1B dependent" employers and a copy of such records has been delivered to Buyer. The Company has retained and/or maintained as the H-1B employer of Employees of the Business certain documents and records, including, without limitation, the following: (i) a complete explanation of computation if the Company made its own determination that it is not H-1B dependent or, if it is H-1B dependent a complete explanation of how the calculation was made; (ii) records concerning the employment history and the dates of departure of all U.S. worker employees in the same locality and same occupation as any H-1B nonimmigrant hired for the Business; (iii) documentation regarding when such U.S. workers departed in a period from 90 days before to 90 days after the filing of the employer's H-1B petition for all of its H-1B workers related to the Business, including (1) information regarding each such employee containing name, last-known mailing address, occupational title and job description, and any documentation concerning such employee's experience and qualifications and principal assignments and (2) documents concerning the departure of any U.S. employees and the terms of any offers of similar employment to such U.S. workers and responses to these offers; (iv) a record of assurance that there has been no displacement of U.S. workers at a second employer's worksite; (v) a list of all exempt H-1B employees supported by any LCA attesting that it will be used only for exempt workers, or, in the alternative, a statement that the employer employs only exempt H-1B workers and no other H-1B workers; (vi) documentation concerning how employer satisfied the Legal Requirement that it make inquiries to other employers about the displacement of U.S. workers; (vii) documentation of the recruiting methods used, including the places and dates of recruitment, advertisement, or posting, the contents of the advertisements and postings; the compensation terms; (viii) documentation regarding the consideration of applications of U.S. workers including copies of applications and related documents (including rating forms, job offers and others); (ix) documentation or a summary of the principal recruitment methods used and the time frame of the recruitment in the public access file in order to allow the Department of Labor to determine whether good-faith recruitment efforts took place if recruitment was required. The Company has and will continue to preserve all documents listed above and all other documents received by the Company in connection thereto.

          (e) (i) The Company has maintained a careful program to insure that all foreign nationals have well-documented and accurate petitions establishing their eligibility for non-immigrant and immigrant status; (ii) all such non-immigrant employees have worked only in valid non-immigrant status during their period of employment with the Company; (iii) no qualified American workers were available for the positions which have been certified by the Department of Labor for permanent labor certification; (iv) at the time any permanent Labor Certifications were filed on behalf of employee beneficiary, there is documentation available to Buyer to establish that the employer was financially able to pay the wage listed in the labor certification; (v) there are no contractual obligations between the non-immigrant employee and the Company or any of its Affiliates that could legally oblige the Company or any of its Affiliates to continue sponsorship of any green card process.

          6.15 ERISA.

          (a) Except as disclosed and set forth on the attached Schedule 6.15(a), none of the Sellers maintains, contributes to or has any actual or potential Liability with respect to any Employee Benefit Plan.

          (b) The Covansys 401(k) Retirement Plan has received a favorable determination letter that it qualifies under the Code (and that its trust is exempt from tax under the Code) and such favorable letter includes changes required by GUST and that such favorable letter is still in effect. None of the Purchased Assets are subject to any lien under ERISA or the Code, and Sellers have not incurred any Liability under Title IV or ERISA or to the PBGC.

          (c) Sellers have never: (i) maintained, contributed to or had any actual or potential Liability with respect to any active or terminated, funded or unfunded, Multiemployer Plan or employee benefit plan subject to Section 302 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) failed to satisfy any minimum funding requirement, if any, under Section 412 of the Code or Section 302 of ERISA; (iii) failed to make a required contribution or payment to a Multiemployer Plan (as described in Section 4001 (a)(3) of ERISA); or (iv) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan.

          (d) None of the Employee Benefit Plans obligates Sellers to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or the other Transaction Documents.

          6.16 Compliance with Laws.

          (a) Each Seller has complied, and the Business has been conducted, in all material respects with, and is currently in compliance in all material respects with, all applicable laws, ordinances, codes, rules, requirements, regulations and other Legal Requirements of all Governmental Entities relating to the operation and conduct of the Business or any of the Purchased Assets, including all laws, ordinances, codes, rules, requirements, regulations and other Legal Requirements concerning trade practices, advertising, data collection, protection and privacy, export of computer equipment or Software, antitrust or competition or relating to employment of labor and none of the Sellers have received written notice (whether material or not) of any violation, and/or non-written notice of a material violation, of any of the foregoing.

          (b) Without limiting the generality of the foregoing, the Software Products, and any variation thereof delivered to a customer, and any service provided by or on behalf of any Seller in connection with the Business, are fully compliant with the Help America Vote Act of 2002, the Health Insurance Portability and Accountability Act of 1996 and any other state or federal Legal Requirement to the extent that any Seller has advertised or represented such compliance to any customer or to the public.

          6.17 Affiliated Transactions. Except as set forth on the attached
Schedule 6.17, no Employee or Affiliate of Sellers or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, or, to the knowledge of Sellers, any shareholder of Sellers or an Affiliate thereof (an "Insider"), is a party to any Contract with Sellers relating to the Business or any of the Purchased Assets or has any interest in any of the Purchased Assets or has received any funds (other than base salary, bonuses and commissions paid to officers and employees in the ordinary course of business) from Sellers since the date of the Latest Balance Sheet.

          6.18 Customers and Suppliers.

          (a) The attached Schedule 6.18(a) lists (i) each customer of the Business accounting for more than 1% of the gross revenues of the Business for each of the two most recent fiscal years (and the revenues generated from such customer), and (ii) any additional current customers which Sellers reasonably anticipate shall account for more than 1% of the gross revenues of the Business for the current fiscal year (collectively, the "Material Customers"). Except as set forth on Schedule 6.18(a), (i) all Material Customers continue to be customers of the Business, (ii) none of the Sellers has received any notice, nor is any Seller otherwise aware, that any Material Customer will reduce materially its business with the Business from the levels achieved during the year ended December 31, 2005 or the three-month period ended March 31, 2006; (iii) since the date of the Latest Balance Sheet, no Material Customer has terminated its relationship with the Business or, to the Sellers' knowledge, threatened to do so; (iv) since the date of the Latest Balance Sheet, no Material Customer has modified or, to the Sellers' knowledge, indicated that it intends to modify its relationship with the Business in a manner which is less favorable in any material respect to the Business or has agreed not to or, to the Sellers' knowledge, indicated it will not agree to do business on such terms and conditions at least as favorable as the terms and conditions provided to the Business as of the date hereof; and (v) none of the Sellers is involved in any material claim, dispute or controversy with any Material Customers. No Material Customer has threatened to take any of the actions described in this Section 6.18(a) as a result of the transactions contemplated by this Agreement or the other Transaction Documents or otherwise. To Sellers' knowledge, since the date of the Latest Balance Sheet, there has been no other adverse change in the relationship between the Business and any Material Customer.

          (b) The attached Schedule 6.18(b) lists each vendor, supplier, service provider and other similar business relation of the Business from whom Sellers purchased greater than $50,000 in goods and/or services over the course of the 12 months ending December 31, 2004 or December 31, 2005, the amounts owing to each such Person, and whether such amounts are past due (the "Material Suppliers"). Except as set forth on Schedule 6.18(b), (i) all Material Suppliers continue to be suppliers of the Business; (ii) none of the Sellers has received any notice, nor is any Seller otherwise aware, that any Material Supplier will reduce materially its business with the Business from the levels achieved during the year ended December 31, 2005 or the three-month period ended March 31, 2006;
(iii) since the date of the Latest Balance Sheet, no Material Supplier has terminated its relationship with the Business or, to the Sellers' knowledge, threatened to do so; (iv) since the date of the Latest Balance Sheet, no Material Supplier has modified or, to the Sellers' knowledge, indicated that it intends to modify its relationship with the Business in a manner which is less favorable in any material respect to the Business or has agreed not to or, to the Sellers' knowledge, indicated it will not agree to do business on such terms and conditions at least as favorable as the terms and conditions provided to the Business on the date of hereof; and (v) none of the Sellers is involved in any material claim, dispute or controversy with any Material Supplier. No Material Supplier has threatened to take any of the actions described in this Section 6.18(b) as a result of the transactions contemplated by this Agreement or the other Transaction Documents or otherwise. To the Sellers' knowledge, since the date of the Latest Balance Sheet, there has been no other adverse change in the relationship between the Business and any Material Supplier.

          6.19 Real Property.

          (a) Sellers do not own any real property used or occupied by, or necessary for the conduct of, the Business.

          (b) Schedule 6.19 attached hereto contains a complete list of all real property leased or subleased by Sellers which is used or occupied by, or necessary for the conduct of, the Business (the "Leased Real Property"). Sellers have a valid leasehold interest in each Leased Real Property, subject only to Permitted Liens. Sellers have previously delivered to Buyer's counsel complete and accurate copies of each of the leases together with all amendments, modifications and other documents related thereto for the Leased Real Property (the "Leases"). With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither Sellers nor, to Sellers' knowledge, any other party to the Lease is in breach or default and, to Sellers' knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) no party to the Lease has repudiated any provision thereof; (iv) there are no disputes, oral agreements or forbearance programs in effect as to the Lease; (v) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; and (vi) Sellers have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease.

          (c) With respect to the Leased Real Property: (i) the current use of such property and the operation of the Business and the Purchased Assets does not violate any instrument of record or Contract affecting such property or any applicable Legal Requirements in any material respect (without any fines or monetary Liabilities attached); (ii) all buildings, structures and other improvements located on such property, including all material components thereof, are, to Sellers' knowledge, structurally sound, in good operating condition and repair, subject only to the provision of usual and customary maintenance provided in the ordinary course of business with respect to buildings, structures and improvements of like age and construction and all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving such property are sufficient to enable the continued operation of such property as it is now operated in connection with the conduct of the Business and the Purchased Assets; (iii) except for the Leases, there are, to the Sellers' knowledge, no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of such property except in favor of Sellers; and (iv) there are, to Sellers' knowledge, no parties (other than Sellers) in possession of such property.

          6.20 Environmental and Safety Matters. The operation of the Business and the ownership and operation of the Purchased Assets have complied in all material respects and is in material compliance with all Environmental and Safety Requirements. No permits or licenses are required under Environmental and Safety Requirements for the operation of the Business or ownership or operation of the Purchased Assets. Sellers have not received any oral or written notice of any violation of, or any Liability under, any Environmental and Safety Requirements. Seller, with respect to the Business has not treated, stored, handled, released, disposed of or exposed any person to, any hazardous substance or petroleum, and none of the Purchased Assets are contaminated by any hazardous substance or petroleum so as would give rise to Liability under Environmental and Safety Requirements. No facts or circumstances with respect to the Business or the Purchased Assets will hinder or prevent continued compliance with, or give rise to any material Liability (including any corrective or remedial obligation) under any Environmental and Safety Requirements.

          6.21 Legal Compliance. The items described on Schedule 6.21 constitute all of the material permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and


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

the like of, to or with any Governmental Entity or any other Person (collectively, the "Consents") which are required for the assignment and/or ownership of the Purchased Assets (including, without limitation, the assignment of the Assumed Contracts) and the consummation of the transactions contemplated hereby and by the Transaction Documents or the conduct of the business of the Business. All such Consents have been obtained by Sellers as of the Closing, delivered and transferred to Buyer on the Closing, and shall remain in full force and effect after the Closing.

          6.22 Absence of Certain Developments. Except as set forth in Schedule
6.22 attached hereto, since December 31, 2005, Sellers have not with respect to the Business, the Purchased Assets and the Assumed Liabilities:

          (a) subjected any of the Purchased Assets to any Lien, mortgage or pledge;

          (b) issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of Sellers;

          (c) borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities, except trade payables and accrued liabilities incurred in the ordinary course of business;

          (d) sold, leased, licensed (as licensor), assigned, disposed of or transferred (including transfers to Sellers or any Employees or Affiliates of Sellers) any of the Purchased Assets (whether tangible or intangible), except for sales of inventory in the ordinary course of business and sales of other assets not in excess of $25,000 in the aggregate and other than licenses granted to customers in the ordinary course of business pursuant to Contracts containing at least the terms and conditions set forth in Section 3.2(e);

          (e) disclosed any proprietary or confidential information to any Person that is not subject to a confidentiality agreement that limits use or disclosure of such information solely for the recipient's own use for the purposes of the agreement;

          (f) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business;

          (g) suffered any theft, damage, destruction or casualty loss in excess of $50,000, to the Purchased Assets, whether or not covered by insurance;

          (h) entered into, amended, accelerated or terminated any Material Contract or any Customer Contract, taken any other action or entered into any other transaction involving more than $50,000 or otherwise outside the ordinary course of business, or entered into any transaction with any Insider;

          (i) (i) made or granted any bonus or increase in the compensation or benefits of any Employee of Sellers related to the Business (other than in the ordinary course of business, and not in contemplation of this transaction or other similar transactions) or (ii) entered into, amended, modified or terminated any Employee Benefit Plan;

          (j) conducted the Business' billing and collection of receivables and inventory purchases other than in the ordinary course of business or changed its pricing structure;


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

          (k) made any capital expenditures or commitments therefor (other than in the ordinary course of business and in amounts sufficient to support ongoing business operations);

          (l) delayed or postponed the repair and maintenance of its properties or the payment of accounts payable, accrued liabilities and other obligations and Liabilities;

          (m) made loans or advances to, guarantees for the benefit of, or any investments in, any Persons in excess of $50,000 in the aggregate;

          (n) instituted or settled any claim or lawsuit involving equitable or injunctive relief or the payment by or on behalf of Sellers of more than $50,000 in the aggregate;

          (o) granted any performance guarantees to the Business' customers;

          (p) instituted or permitted any material change in the conduct of the Business, or any material change in its method of purchase, sale, lease, management, marketing, promotion or operation of the Purchased Assets;

          (q) declared, set aside or paid any dividend or made any similar distribution, redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock (or other equity securities), or made any loan or entered into any transaction with or distributed any of the Purchased Assets to any of its officers, directors, shareholders, Affiliates or other Insiders, except for compensation paid in cash to Insiders in the ordinary course of business;

          (r) acquired any other business or entity (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by the purchase of its assets or stock; or

          (s) committed to do any of the foregoing.

          6.23 No Acceleration of Rights or Benefits. Except as set forth in
Schedule 6.23, Sellers have not made, and Sellers are not obligated to make, any payment to any Person in connection with the transactions contemplated by the Transaction Documents. No rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by the Transaction Documents. Sellers shall jointly and severally pay, and hold Buyer harmless against, any Liability (including reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such payment, right or benefit.

          6.24 Names and Location. Except as set forth on the attached Schedule 6.24(a), (i) during the preceding five-year period, Sellers have not used any name or names under which it has invoiced account debtors, maintained records concerning the Purchased Assets or otherwise conducted the business with respect to the Business, other than the exact name under which it has executed this Agreement, and (ii) all of the Purchased Assets are located at the Leased Real Property.

          6.25 Officers, Directors and Bank Accounts. Schedule 6.25 attached hereto (the "Officers and Directors Schedule") lists all executive officers and directors of Sellers that are related to the Business and all of Sellers' bank accounts that are primarily used in or primarily related to the operation of the Business.

          6.26 Product Warranties. In connection with the Business, Sellers do not make any express warranty with respect to goods sold by Sellers, except as expressly set forth in the Assumed Contracts.

          6.27 Indebtedness. Except as listed on Schedule 6.27 (which, with respect to all outstanding Indebtedness, describes the creditor, amount due as of the date hereof, and a description of such Indebtedness), the Business has no outstanding Indebtedness.

          6.28 Bonds and Letters of Credit. Schedule 6.28 (the Bonds and Letters of Credit Schedule) sets forth all bonds and letters of credit (and the expiration date thereof) which benefit the Business and the Purchased Assets and for which Sellers or any of their respective Affiliates are obligated or liable (each, a "Bond", a "Letter of Credit" and, collectively, the "Bonds and the Letters of Credit"). The Bonds and the Letters of Credit include all of the bonds and letters of credit that are necessary for the conduct of the Business as currently conducted by Sellers.

          6.29 Foreign Corrupt Practices Act. Except as set forth on Schedule 6.29, neither the Sellers nor any of their Subsidiaries (including any of their officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause such Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder (the "FCPA"), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Sellers have established sufficient internal controls and procedures to ensure compliance with the FCPA.

                                   ARTICLE 7
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          As a material inducement to Sellers to enter into and perform their obligations under this Agreement and the Transaction Documents, Buyer represents and warrants that the statements contained in this Article 7 are true and correct as of the date hereof and will be true and correct as of the Closing Date.

          7.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified except where the failure to be so qualified or in good standing does not have a material adverse effect on the operations, properties, or financial condition of Buyer. Buyer possesses all requisite corporate power and authority to carry out the transactions contemplated by this Agreement.

          7.2 Authorization of Transaction. Each of Buyer and Saber Consulting, Inc., an Illinois corporation ("Buyer Parent") has full corporate power and authority to execute and deliver the Transaction Documents and to perform their respective obligations thereunder. The execution, delivery and performance of the Transaction Documents to which Buyer or Buyer Parent is a party have been duly authorized by Buyer or Buyer Parent, as appropriate. Each of the Transaction Documents to which Buyer or Buyer Parent is a party constitutes the valid and legally binding obligation of Buyer or Buyer Parent, as appropriate, enforceable against each of them in accordance with the terms and conditions of such Transaction Documents.

          7.3 Noncontravention. Except for the consent of prospective lenders of Buyer or an Affiliate thereof which shall have been obtained on or before the Closing Date, the execution, delivery and performance of this Agreement and all other Transaction Documents to which Buyer or Buyer Parent is a party, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any exemption or other action by or notice or declaration, or filing with, or other Consent from, any Governmental Entity pursuant to, the charter or bylaws of Buyer or Buyer Parent (as appropriate) or any material Legal Requirement, to which Buyer or Buyer Parent or any of their assets or properties is subject, except, in each case, to the extent that a Material Adverse Effect upon the financial condition of Buyer or Buyer Parent or their ability to perform their respective obligations under this Agreement or the other Transaction Documents would not result.

          7.4 Equity Commitment Letter. Attached hereto as Exhibit 7.4 is an Equity Commitment Letter which has been duly and validly issued to Buyer by Buyer Parent.

                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

          8.1 Press Releases. Except as may otherwise be required by Legal Requirements or as expressly set forth herein, the timing and content of all press releases and other public announcements to the Business' customers, vendors and Employees relating to the transactions contemplated by this Agreement and the other Transaction Documents shall be determined jointly by Buyer and Sellers prior to the Closing Date and thereafter by Buyer.

          8.2 Expenses. Except as otherwise provided herein, each Party hereto shall bear all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the Transaction Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby; provided, however, that in the event Buyer or Sellers have breached Section 8.6 or Section 8.9 hereof, the breaching party shall, in addition to any other obligation such breaching party may have hereunder, also pay the reasonable fees and expenses of the non-breaching party; provided, however, that for the avoidance of doubt, any out-of-pocket fees, costs and expenses incurred or paid to third parties in connection with obtaining any Consents (except under Section 8.21 of this Agreement) shall be borne, paid or reimbursed (as the case may be) by Sellers.

          8.3 Tax Matters.

          (a) All transfer, documentary, sales, use, stamp, registration, notaries fees and other such Taxes and fees (including any penalties and interest) incurred by Sellers or Buyer in connection with this Agreement (including any gains tax, transfer tax and any similar tax imposed in any state or subdivisions), shall be paid one-half by Sellers and one-half by Buyer. Sellers will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Sellers and Buyer will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation; provided that any expenses of Sellers pursuant to this Section 8.3(a) shall be paid by Sellers, and any expenses of Buyer pursuant to this Section 8.3(a) shall be paid by Buyer.

          (b) After the Closing, Sellers shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Business for all periods ending on or before the last day before the Closing Date which are required to be filed after such day. Sellers shall prepare such income Tax Returns in a manner consistent with past income Tax Returns except as required by applicable law or change in circumstance.

          (c) Buyer shall file or cause to be filed all Tax returns that are required to be filed, and pay or cause to be paid, all Taxes that are required to be paid by or with respect to the Purchased Assets for any Tax period ending after the Closing Date. Notwithstanding the foregoing, this Section 8.3(c) shall in no way limit the Buyer's right to recover under Section 9.2(a)(v) any amounts relating to any Excluded Liability.

          (d) Sellers and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.3 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding, and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

          (e) Sellers and Buyer agree for all Tax purposes to treat and report the transactions contemplated by the Agreement and to file all tax returns in a manner consistent with this Agreement.

          8.4 Further Transfers. Sellers shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets and any other transactions contemplated hereby.

          8.5 Confidentiality; Non-Compete: Non-Solicitation; Non-Disparagement.

          (a) Each Seller hereby acknowledges that such Seller is familiar with the Business' trade secrets and that has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information, as defined below) of the Business. Each Seller agrees it shall not use for itself or anyone else, and shall not disclose to others, any Confidential Information, except to the extent such use or disclosure is required by law or order of any governmental authority (in which event such Seller shall, to the extent practicable, inform Buyer in advance of any such required disclosure, shall cooperate with Buyer in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements). Each Seller shall use, and shall cause its Affiliates and its and their respective employees, officers, directors and representatives to use, reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

          (b) Each Seller further agrees that, at any time requested, such Seller shall promptly deliver to Buyer all Confidential Information and other Intellectual Property of the Buyer and/or its Affiliates in such Seller's possession and control and all copies thereof, in whatever form or medium, including, without limitation, written records, optical and magnetic media, and all other materials containing or embodying any such Intellectual Property. If Buyer requests, each Seller shall promptly provide written confirmation that it has returned all such materials.

          (c) In consideration of the mutual covenants provided for herein to the Sellers at the Closing, during the period beginning on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date (the "Noncompete Period"), each Seller shall not and shall cause each of its Affiliates (and its and their respective employees, officers and directors) to not, directly or indirectly, either for itself or for any other Person, partnership, corporation or company, own, manage, control, participate in, consult with, render services for, permit its name to be used or in any other manner engage in any business or enterprise for purposes of, or in a manner which, competes, or plans to compete, with the Business. For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, Sellers, franchisor, franchisee, creditor, or owner; provided that the foregoing activities shall not include passive ownership of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. Each Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

          (d) During the Noncompete Period, each Seller shall not (and shall cause its Affiliates to not) directly or indirectly through another entity (i) induce or attempt to induce any officer, director, employee, consultant, or independent contractor of the Buyer or any of its Affiliates (including the Rehired Employees) to leave the employ of the Buyer or any of its Affiliates,
(ii) hire or employ any person who was an officer, director, employee, consultant, or independent contractor of the Buyer or any of its Affiliates at any time during the six month period immediately prior to the date hereof, or
(iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Business and/or the Buyer or any of its Affiliates to cease doing business with the Business and/or the Buyer or any of its Affiliates.

          (e) If, at the time of enforcement of this Agreement, a court or arbitrator's award holds that the restrictions stated in this Section 8.5 are unreasonable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The Parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of any provisions of this Section 8.5 that is continuing, Buyer, its successors and assigns and any third party beneficiary to this Agreement may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach of violation by any Seller of this Section 8.5, the Noncompete Period shall be tolled until such breach or violation has been duly cured. Sellers agree that the restrictions contained in this Section 8.5 are reasonable.

          (f) Each Seller acknowledges and represents that: (i) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto; (ii) it has consulted with independent legal counsel regarding its rights and obligations under this Section 8.5, (iii) that the agreements in this Section 8.5 are reasonable and necessary for the protection of Buyer and its Affiliates and are an essential inducement to Buyer to enter into this Agreement and (iv) that that the agreements in this Section 8.5 are in addition to, rather than in lieu of, any similar or related covenants to which such Seller is party or by which he is bound.

          (g) Notwithstanding the foregoing, Buyer acknowledges that Sellers' engagement and current conduct of the PDA Business is not in violation of the provisions of Sections 8.5(c), (d) or (f) of this Agreement.

          8.6 Confidentiality of Terms of Transaction, Etc. The Parties will keep confidential the terms and status of this Agreement and the transactions contemplated hereby and will keep confidential the identity of the other Party; provided, however, that each of the Parties shall have the right to communicate and discuss with, and provide to, its legal advisors, representatives, officers or employees, directors, consultants and agents, any information regarding the terms and status of this Agreement and the transactions contemplated hereby, and, provided further, (i) that the Parties shall also have the right to (x) communicate and discuss with, and provide to, their lenders, and such lenders' legal advisors, representatives, officers or employees, directors, consultants and agents such information, (y) to communicate with each other's employees, customers, suppliers, officers, directors and other business associates concerning the Business and (z) to make such disclosures as are necessary or desirable under any Legal Requirement (including any filing obligation with the Security Exchange Commission) regarding the terms of this Agreement and transaction contemplated hereby after the Closing Date, and (ii) that Buyer (and only Buyer) shall also have the right to make such disclosures as it desires to any Person regarding any information related to this Agreement and the other Transaction Documents, the transaction contemplated hereby and thereby, the Business and the Purchased Assets after the Closing Date. Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, Buyer shall have the right to disclose at any time summary information about the Business' financial condition and the transactions contemplated by this Agreement and the Transaction Documents as part of Buyer's (or Buyer's legal advisors, representatives, Affiliates, partners, officers or employees, directors, consultants and agents) normal fundraising, marketing, informational and reporting activities.

          8.7 Litigation Support. In the event that, and for so long as, any Party is actively contesting or defending against any charge, audit, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated by any of the Transaction Documents or
(ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the Purchased Assets and/or the Assumed Liabilities, each of the other Parties will reasonably cooperate with such contesting or defending Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under the provisions of this Agreement).

          8.8 Transition Services.

          (a) Sellers will not in any manner take any action, and shall cause their Affiliates not to take any action, which is designed, intended or might reasonably be anticipated to have the effect of discouraging customers, suppliers, vendors, Employees (other than as contemplated hereby), service providers, lessors, licensors and other business associates from maintaining the same business relationships with the Business after the date of this Agreement.

          (b) Buyer and Sellers hereby agree to negotiate the contents of Exhibit B attached to the Transition Services Agreement (including services to be provided, time and cost) in good faith.

          8.9 Exclusivity. Sellers shall not, and shall cause their Employees, shareholders, representatives, agents, lenders and Affiliates not to, directly or indirectly, discuss, pursue or otherwise enter into any agreements or other arrangements regarding, a possible sale or other disposition (whether by sale, merger, reorganization, recapitalization or otherwise) of all or any part of the Purchased Assets and/or the Business with any other Person (an "Acquisition Proposal") or provide any information to any third party other than information which is traditionally provided in the regular course of Sellers' business operations to third parties where Sellers and their officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any such possible sale or other disposition of the Purchased Assets and/or the Business. Sellers shall, and shall cause their Employees and Affiliates to, (i) immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding the foregoing and (ii) promptly notify Buyer if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto which has been made as of the date hereof or, is subsequently made and the details of such contact (including the identity of the third party or third parties and the specific term discussed or proposed).

          8.10 Schedule Update. After the date hereof and prior to the Closing, Sellers may jointly deliver a written officer's certificate to Buyer, which certificate shall be in a form reasonably satisfactory to Buyer, that discloses additional exceptions to the representations and warranties set forth in

Article 6 hereof (each, a "Schedule Update"); provided that (i) such exceptions shall only be considered a Schedule Update hereunder if such exceptions did not need to be disclosed to make the representations and warranties true and correct as of the date hereof, (ii) such exceptions are caused by events which occurred following the date hereof, and (iii) such exceptions are delivered promptly following such time as Sellers have knowledge thereof. No later than five (5) days prior to the Closing, Sellers shall provide to Buyer written notice of the information they expect (as of the date of such notice) to appear on any Schedule Update. Subject to compliance with the conditions set forth in clauses
(i), (ii), and (iii) above, each Schedule Update delivered to Buyer shall be deemed to modify the representations and warranties made herein by Sellers as of the Closing Date for purposes of determining whether or not the conditions to Closing set forth in Article 4 have been satisfied so long as any change, event, circumstance, occurrence, fact or effect, or development in any such Schedule Update has not had or could not reasonably be expected to have, alone or in the aggregate with any other change, event, circumstance, occurrence, fact or effect, or development, a Significant Impact; provided that each Seller acknowledges and agrees that no Schedule Update shall be deemed to modify the representations and warranties herein made by any Seller as of the date hereof or for purposes of determining any claims for indemnification pursuant to
Section 9.2(a).

          8.11 Employees.

          (a) Sellers have provided Buyer with a true, correct and complete list of all of the Employees and contractors engaged primarily in the Business as of February 24, 2006 and shall provide such a list five days (and as of five days) prior to the Closing Date, in each case indicating the most recent rate of pay of each such Employee and contractors during the twelve (12) months preceding the date hereof, the date of employment and title or job position of each such Employee and contractor, and the status of each such Employee and contractor as active, on leave, full-time, part-time or otherwise.

          (b) At least three (3) days before the Closing, Buyer shall deliver to the Company Schedule 8.11(b), which shall list the active Employees used in the Business as of five days prior to the Closing Date to whom Buyer (or its designee) intends to offer employment. Any such Employee who accepts Buyer's offer of employment shall be referred to herein as a "Rehired Employee". Nothing in this Agreement shall obligate Buyer to continue to employ any Rehired Employee for any period of time or limit the ability of Buyer to modify any wage, salary or benefit to any Rehired Employee or terminate the employment of any Rehired Employee at any time following the Severance Date for any reason, including without cause. For purposes of this Section 8.11(b), the term "active Employees" shall include all full-time and part-time employees, employees on military leave, maternity leave, short-term disability and leave under the Family and Medical Leave Act of 1993. Any Employee who is on short term disability or on a leave of absence of the type described above shall remain the liability of Sellers and shall continue to receive benefits to the extent provided under Sellers' employee benefit plans until such time as the Employee actively returns to work with Buyer.

          (c) Sellers will be responsible for and shall pay to the Employees (i) all amounts of wages, bonuses and other remuneration (including, without limitation, discretionary benefits, incentive compensation and bonuses) payable to (or accrued for) such Employees with respect to work performed prior to the Severance Date, regardless of whether such Employee is actively employed by Sellers on the date such payments are made to Sellers' other employees, (ii) any workers' compensation claims, amounts payable under any employee benefit plans, programs or arrangements maintained by Sellers and other amounts payable on an ongoing basis to such Employees in connection with events or incidents occurring prior to the Severance Date, except to the extent that such amounts are paid under insurance, a trust, contract or fund (iii) amounts equal to the vacation pay, sick leave pay and floating holiday pay earned or accrued by such Employees as of the close of business on the Severance Date, whether or not such pay is vested or has been accrued on the books of Sellers at such close of business, based upon the remuneration of such Employees, normally used in computing such vacation pay, sick leave pay and floating holiday pay, and (iv) all retention, change-of-control, severance payments or deferred compensation account balances, including, without, limitation, seniority premiums and unpaid holidays, if any, due to such Employees as a result of the termination of their employment with Sellers. Sellers shall also be responsible for and shall pay any related payroll burden (including, without limitation, FICA, IMSS and other employment taxes) with respect to payments made under this Section 8.11(c).

          (d) Buyer shall be solely responsible for all wages, bonuses and other remuneration payable to the Rehired Employees with respect to work performed on and after the Severance Date, including any amounts payable with respect to such period in respect of vacation pay, sick leave pay and floating holiday pay, and any severance payments payable to such Rehired Employees in respect of their employment by Buyer. Buyer shall also be responsible for and shall pay any related payroll burden (including, without limitation, FICA, IMSS and other employment taxes) with respect to payments made under this Section 8.11(d)).

          (e) Sellers shall (i) prior to or on Sellers' next payroll date, make all matching contributions that would otherwise be made for the plan year (without regard to any year-end employment requirements) with respect to the Rehired Employees' contributions to the Covansys 401(k) Retirement Plan (the "Sellers Savings Plan"), (ii) prior to or on the Severance Date, amend the Sellers Savings Plan to fully vest the employer contribution accounts of all Rehired Employees and (iii) prior to or on the Severance Date, amend the Sellers Savings Plan to permit Rehired Employees to make plan loan repayments directly to Sellers Savings Plan or the recordkeeper of Sellers Savings Plan under procedures agreed to by the recordkeeper of Sellers Savings Plan. Other than the requirement that loan repayments be made by automatic payroll reduction regardless of whether the participant has terminated employment with any Seller, such plan loans will remain subject to the terms of Sellers Savings Plan, Sellers Savings Plan loan procedure and applicable law.

          (f) Sellers shall become and remain solely responsible and liable for
(i) satisfying the continuation coverage requirements for group health plans under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA") for all former Employees (and their respective beneficiaries and dependents) who are receiving COBRA continuation coverage as of the Severance Date and for all former Employees and Employees (and their respective beneficiaries and dependents) who are entitled to elect such coverage on account of a qualifying event occurring on or before the Severance Date.

          (g) If the vesting date of the Company stock options, which become fully vested in July 2006 (the "July Options") and which are held by Rehired Employees, occurs after the Closing Date, the Company shall protect the economic value of the July Options, by taking one of the following actions:

               (i) the Company shall accelerate the vesting of the July Options held by Rehired Employees to the date immediately prior to the Closing Date and permit such July Options to be exercised after the Closing Date in accordance with the Company's Stock Option Plan and the terms and conditions of the applicable Stock Option Agreement; or

               (ii) on or promptly after the Closing Date, the Company shall pay each Rehired Employee who holds July Options an amount equal to, (a) the positive difference between (1) the closing price of the Company's stock on the NASDAQ NMS on the trading day immediately preceding the Closing Date and (2) the exercise price of such Rehired Employee's July Options, multiplied by (b) the number of shares of the Company's stock subject to such Rehired Employee's July Options; or

               (iii) the Sellers may continue the employment of up to 15 of the Employees listed on Schedule 8.11(b) to the end of the first pay period in July 2006 for such Employees; provided that the services of such Employees shall be provided to Buyer under the Transition Services Agreement at Sellers' cost.

          (h) Buyer and Sellers agree that the payroll tax reporting obligations of the Rehired Employees shall be treated in accordance with the Alternate Procedure of Section 5 of Revenue Procedure 2004-53.

          (i) Nothing in this Section 8.11, express or implied, shall create a third party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any person or entity other than the parties hereto.

          8.12 Immigration.

          (a) In addition to any other rights set forth in Section 3.1 or otherwise herein, from the date hereof and through the final expiration of the Transition Services Agreement, Sellers shall, and shall cause their officers, directors, employees and attorneys and other personnel, to assist and cooperate with Buyer and its Affiliates, and its and their employees, agents and legal representatives, with any immigration process, registration, filing, continuation, extension or other procedure necessary or desirable to comply with any Legal Requirements so that each Rehired Employee who is a foreign national (including those employees listed in Schedule 1.3(b) (collectively, the "Foreign Employees")) is either in valid non-immigrant status entitling such employee to work for Sellers, or the Sellers' successor-in-interest for immigration purposes, (whether in the H1-B, L-1A or L-1B status), or has a valid Employment Authorization Document (EAD) entitling such Foreign Employee to work for Sellers or for a subsequent employer as a new hire by virtue of a filed application for adjustment of status pending for more than 180 days, and that all of their dependents can remain legally in the United States on the Closing Date in accordance with any and all Legal Requirements.

          (b) As soon as possible on or after April 1, 2006, Sellers shall, and shall cause their officers, directors, employees and attorneys and other personnel, to file an H1-B petitions and change of status applications for the individuals listed on Schedule 8.12(b) (the "L-1 Employees"). Sellers hereby agree that from the Closing Date through the date that amended H1-B petitions can be and have been filed by Buyer for the L-1 Employees (no sooner than October 2, 2006 and no later than October 5, 2006), such L-1 Employees shall remain in the Company's employ, and under the supervision of the Company to provide transitional services to Buyer. Provision of such services shall not be an arrangement to provide labor for hire, but rather shall be a placement in connection with the provision of a service for which specialized knowledge specific to the Company employer is necessary to complete the sale of the Business. Throughout this transitional period, the L-1 employees shall be paid from the Company's payroll and shall continue to be eligible to participate in all of the Company's employee plans in which such employees were eligible to participate prior to the consummation of the transactions contemplated in this Agreement. Buyer agrees to reimburse Sellers for all out-of-pocket filing fees required in connection with the change of status of all L-1 Employees to H-1B and any filing fees associated with filing for their dependents.

          (c) Sellers hereby acknowledge and agree that they have filed or are in the process of filing any necessary extensions with respect to any Foreign Employee and his or her dependents whose non-immigration status or employment authorization documents will expire between the date hereof and ninety (90) days after the Closing Date, except in the case of all L-1 Employees, which must have their L-1 status extended until at least October 1, 2006.

          (d) As soon as possible after the day hereof, Sellers shall advise all Foreign Employees of the prospective Closing and provide specific information to all Foreign Employees regarding the implications of travel outside the U.S. to prevent inadvertent delays overseas in the case of visa expiration or Advance Parole expiration prior to the Closing and/or prior to direct employment with Buyer in the case of the L-1 Employees.

          (e) Immediately after the date hereof, and, in the case of the L-1 Employees, until such employees begin employment directly with Buyer, Sellers will take all steps necessary to protect to the fullest extent possible, the priority date and all processes associated with permanent residency applications (in which ever stage) filed on behalf of all Foreign Employees and their dependents. Without limiting the generality of the foregoing, Sellers shall, and shall cause their officers, directors, employees and attorneys and other personnel, to: (i) provide copies of all immigration files of the Foreign Employees and their dependents retained by the Company or its Affiliates; (ii) assist in obtaining all documentation from each such Foreign Employee (and their dependents) necessary to make any filing on behalf of such Foreign Employee (and their dependents); (iii) provide financial documentation of the Company's ability to pay the wage offered in the labor certification application of such Foreign Employees at the time the labor certification was filed; (iv) abstain from revoking or withdrawing any pending or approved labor certification application or I-140 petitions obtained by the Company or its Affiliates on behalf of any of the Foreign Employees (and their dependents); (v) protect the permanent immigration cases and non-immigrant cases of each Foreign Employee (and their dependents), including, without limitation, any labor certification application, any I-140 petitions and any applications for adjustment of status;
(vi) in the case of any pending labor certification, Sellers shall provide affirmative responses on the 45-day letter; (vii) provide copies to Buyer of all correspondence pertaining to all Foreign Employees both to and from Company;
(viii) provide original approvals received after Closing of labor certifications or other approvals pertaining to such Foreign Employees and L-1 Employees (and their dependents); and (ix) take any and all other steps to preserve permanent residence processing and enable Buyer to file documentation as a successor-in-interest for immigration purposes. Any out-of-pocket third party expenses incurred by Sellers in order to satisfy their obligations under this
Section 8.12 shall be reimbursed by Buyer.

          8.13 Bonds and Letters of Credit.

          (a) Each Seller agrees that it will (i) cause each Bond and Letter of Credit (whether issued or required to be issued as of the Closing Date) to be issued or remain outstanding in accordance with its terms until the expiration date of such Bond and/or Letter of Credit and (ii) extend, renew, apply for a continuation certificate, and maintain outstanding the Bonds and/or Letters of Credit set forth on Schedule 8.13 (or required to be issued prior to the Closing
Date) through the one (1) year anniversary of the Closing Date (or such earlier time as Buyer agrees it is no longer required) if such renewals, extensions and continuations are available in the marketplace; provided that Sellers shall not be required to pay any out-of-pocket amounts to maintain such Bonds and/or Letters of Credit which are not commercially reasonable unless Buyer consents and agrees to reimburse Sellers for such amounts. Buyer shall use commercially reasonable efforts to obtain performance bonds for projects identified on the Project Pipeline report 2006 included in Schedule 6.28. Following the Closing, Buyer hereby agrees to promptly reimburse, and to indemnify and hold harmless each Seller with respect of, the actual out-of-pocket cost to such Seller of maintaining outstanding such Bonds and/or Letters of Credit (so long as Buyer has consented to any of such costs as are not commercially reasonable), as well as for any actual out-of-pocket damages such Seller incurs under any Bond and/or Letter of Credit solely for matters arising after the date hereof, as, in each case, mutually agreed by the parties or as determined by a court of competent jurisdiction by a final non-appealable judgment. For the avoidance of doubt, any bond and/or letter of credit issued or required to be issued between the date hereof and the Closing shall be a "Bond" and/or a "Letter of Credit", as the case may be.

          (b) To secure the obligations of Buyer under Section 8.13(a) and effective as of the Closing, Buyer hereby grants to the Company a first priority security interest in all accounts receivable (as defined in the Uniform Commercial Code) of the Business conducted by Buyer.

          (c) Buyer Parent hereby agrees to guarantee the obligations of Buyer under Section 8.13(a) up to the aggregate face amount of the Bonds and/or Letters of Credit outstanding at such time by execution and delivery upon Closing of a Guarantee in form and substance of Exhibit 8.13(c) attached hereto (the "Parent Guarantee"). Buyer and Buyer Parent hereby agree to execute and deliver to Seller, such reasonable and necessary documents, certificates and agreements as may be reasonably requested by Seller to perfect the security interest granted under Section 8.13(b) of this Agreement.

          (d) During the time when any of Sellers' Bonds and/or Letters of Credit are outstanding, Buyer shall periodically (not less than every three (3) months) update Sellers as to the status and progress of work under each Customer Contract for which a Bond and/or Letter of Credit is outstanding, and shall permit, and cause their officers, directors, employees, agents (including attorneys and accountants) and other personnel to permit, Sellers and their Affiliates, and its and their employees and agents ("Sellers Reviewers") an opportunity to discuss the status and progress of work under each such Customer Contract.

          8.14 Post-Closing Collections. After the Closing, Sellers shall promptly pay to Buyer as and when received any and all cash, monies, checks or other property that such Sellers receive (i) with respect to the Purchased Assets or any claim or right or any benefit arising thereunder, and/or (ii) in connection with or relating to the operation of the Business.

          8.15 Use of Names. Buyer shall be permitted to continue to use the "Covansys" name and all adaptations, derivations and combinations of the foregoing ("Covansys Name") for a period of six (6) months after Closing, as necessary or desirable for the conduct of the Business and to inform third parties of the separation of the Business from the Sellers, including without limitation, on existing or ordered signage, tools, equipment, furniture, uniforms, vehicles, stationery, pamphlets, brochures, contracts and other documents, texts and records. Buyer may also use the Covansys Name on its website, and in correspondence to third parties, in order to inform viewers and other third parties of the separation of the Business from Sellers. Thereafter, Buyer may continue to use the Covansys Name as it appears on internal tools, equipment, furniture, documents, texts and records (including contracts), and as necessary in correspondence with Government Entities. For the avoidance of doubt, after Closing, Sellers shall not use any corporate name, trademark, service mark, trade name or logo included in the Purchased Assets or adopted by the Business, except in its internal documents for recordkeeping purposes and in required reportings and filings to Government Entities; provided, however, that for a period of six (6) months after Closing, Sellers shall display an announcement of the transaction, as set forth in Exhibit H, on the homepage of their website, along with a link to a website designated by Buyer. Notwithstanding the foregoing, Buyer shall not, by virtue or during the course of its activity under this Section 8.15, create or impose upon any Seller or their Affiliates any binding obligation of any kind to any unaffiliated Person.

          8.16 Insurance Matters. Sellers shall take no action to prevent Buyer and the Business from recovering under Sellers' insurance policies for losses suffered by the Business from events or damages occurring prior to the Closing and shall provide access to such coverage for any such losses to the extent such coverage is available; and Sellers shall take all actions reasonably requested by Buyer to obtain such recovery.

          8.17 Bulk Transfer Laws. The Sellers will bear any loss, liability, obligation or cost suffered by Sellers or Buyer as a result of the Parties' noncompliance with any provision of any bulk sales law which is applicable to the transfer of the Purchased Assets pursuant to this Agreement.

          8.18 Enforcement of Confidentiality and Proprietary Rights Agreements. Each Seller agrees that it shall use its reasonable commercial efforts, and shall cooperate with Buyer, to enforce any and all provisions set forth in all written confidentiality agreements and written proprietary rights agreements entered into by such Seller with all of the current and former consultants, contractors and employees of such Seller related to the Business.

          8.19 Projects Review. In addition to any other rights set forth in
Section 3.1(f) or otherwise herein, from the date hereof and through the date which is the later of ninety (90) days from the date hereof or fifteen (15) days prior to the Closing, Sellers hereby agree to permit, and cause their officers, directors, employees, agents (including attorneys and accountants) and other personnel to permit and shall use their reasonable commercial efforts to cause their customers to permit, Buyer and its Affiliates, and its and their employees, agents, accounting and legal representatives and lenders (if any) and their representatives (collectively, the "Buyer Reviewers") to have access during normal business hours to Software developed primarily for use in the operation of the Business by or for any Seller (including works-in-progress and Third Party Components) and to such other information and materials of Sellers as are reasonably required for the Buyer Reviewers to review, analyze, investigate, evaluate and otherwise conduct due diligence to their full and sole satisfaction with respect to the status and progress of services performed and/or to be performed and the functionality, fitness for business purpose and performance of Software and other deliverables or work product developed or to be developed or delivered under any Customer Contract (the "Projects Review"), and Sellers shall, and shall cause their officers, directors, employees, agents (including attorneys and accountants) and other personnel, and shall use their reasonable commercial efforts to cause their customers to, otherwise reasonably cooperate and provide such assistance as reasonably requested for the Buyer Reviewers to perform the Projects Review.

          8.20 Rejection of Customer Contracts.

          (a) If at any time before the date that is five (5) days prior to the Closing Date (the "Rejection Period"), Buyer determines in its discretion that, based upon the quality, status and progress of services performed or to be performed, or upon the functionality and performance of Software developed or to be developed or delivered under any Customer Contract, a failure, flaw or nonconformity exists with respect to such services or Software, to the effect that such Software fails to meet the Contract specifications and cannot be made to meet such Contract specifications without material additional time and expense over and above that set forth in Schedule 6.9(a) as of the date hereof (a "Flaw"), Buyer shall be permitted (in its sole discretion) to amend the Assumed Contracts Schedule and the Excluded Asset Schedule to remove and add, as applicable, any Customer Contract by written notice to Sellers to the effect thereof, setting forth in reasonable detail the basis for Buyer's determination that such a Flaw exists (a "Customer Contract Rejection Notice"). Upon receipt of a Customer Contract Rejection Notice, Buyer and the Company shall discuss in good faith the basis of Buyer's determination, and the Company may suggest to Buyer cures for any such Flaw. Unless Buyer retracts (in its sole discretion) any Customer Contract Rejection Notice within five (5) days after it is tendered: (i) any Liability related to or arising out of such Customer Contract (whether before or after the Closing Date) shall be deemed to be an Excluded Liability and (ii) Section 8.5 of this Agreement shall be deemed modified to the extent necessary to permit Sellers to perform such Customer Contract. The Purchase Price shall be adjusted at the Closing in accordance with Section 2.3(a). Nothing contained in this Section 8.20 shall in any manner limit any other rights or remedies of Buyer contained elsewhere in this Agreement.

          (b) For any Customer Contract rejected pursuant to Section 8.20(a) or which is an Unassumed Customer Contract due to failure to obtain Consent to transfer, Buyer agrees to (i) grant Sellers a limited, non-transferable, fully-paid up, royalty-free, worldwide, non-exclusive license to reproduce, make derivative works from, perform, display, publish and distribute the respective Software Product that is the subject of such Customer Contract (it being understood and agreed that the Sellers shall assign all derivative work product to Buyer, unless assigned to the customer under the Customer Contract, at the conclusion of the Customer Contract), solely for the purpose of fulfilling Sellers' obligations under such existing Customer Contract, and (ii) provide Seller with the use of such Purchased Assets (without charge other than in respect of reasonable charges paid to third parties) as are required to fulfill Sellers' obligations under such existing Customer Contract. Notwithstanding anything herein to the contrary (including, without limitation, any thresholds, caps or other limitations of Liability or survival periods in Article 9), Sellers shall jointly and severally fully indemnify the Buyer Parties and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Buyer Party as and when incurred for, all Adverse Consequences which any Buyer Party may suffer, sustain or become subject to pursuant to this Section 8.20(b).

          8.21 Third Party Components. Sellers shall use its best reasonable efforts, and Buyer and Seller shall together fully cooperate to obtain Contracts for Buyer providing for usage rights with respect to the Third Party Components by, among other things, providing the services of a project manager dedicated to assisting and facilitating the Parties' efforts to obtain usage rights for Buyer for such Third Party Components. With respect to any given material Back Office Software set forth or required to be set forth in Schedule 6.10(a)(iv), and any Third Party Components set forth or required to be set forth on Schedule 6.10(a)(ii), for which Seller cannot after reasonable efforts obtain usage rights prior to the Closing Date and Buyer elects to waive the applicability of
Section 4.16 to such Third Party Components or Back Office Software, Seller shall provide Buyer with the rights and benefits (subject to the obligations) of such Third Party Component or Back Office Software on customary and reasonable terms and conditions until the date upon which Buyer obtains usage rights with respect to such Third Party Components. With respect to any material Back Office Software set forth or required to be set forth in Schedule 6.10(a)(iv) and any Third Party Components set forth or required to be set forth on Schedule 6.10(a)(ii) for which a fee is charged to either Buyer or Seller to transfer or to acquire such Contract providing usage rights for Buyer, or if Buyer is required to enter into a new Contract providing for such usage rights: (a) Sellers shall pay the first One Hundred and Fifty Thousand Dollars ($150,000) of the cumulative total of any such fees; (b) Buyer shall pay the next One Hundred and Fifty Thousand Dollars ($150,000) of the cumulative total of any such fees;
(c) Seller shall pay sixty-seven percent (67%) and Buyer shall pay thirty-three percent (33%) of the cumulative total of any such fees over three hundred thousand dollars ($300,000) until Buyer's cumulative total payments under this
Section 8.21 for any such fees equals five hundred thousand dollars ($500,000); and (d) Sellers shall pay the remainder of any such fees.

          8.22 Information Sharing. Subject to Section 8.5, the Parties agree that, after the date hereof, they will provide the other Parties to this Agreement with commercially reasonable access to each other's documents (and the ability to make copies of such documents at the requesting Party's cost and expense), records, attorneys and corporate files with respect to any matters arising out of or relating to the Business or the Purchased Assets (subject to any confidentiality and reasonable conflict of interest restrictions) but only to the extent that such access (a) has a commercially reasonable purpose and (b) is not otherwise prohibited by a Legal Requirement. In addition, where the delivery or exchange of information is contemplated under this Agreement or the Transaction Documents, it is hereby agreed that, subject to Section 8.5, the Party producing such information for such delivery or exchange may keep photocopies and such other duplicate originals as in such producing Party's reasonable discretion is necessary or desirable for such producing Party to comply with sound corporate management, GAAP or any Legal Requirement, subject to the confidentiality and other restrictions contained in this Agreement.

                                    ARTICLE 9
            REMEDIES FOR BREACHES OF THIS AGREEMENT AND OTHER MATTERS

          9.1 Survival of Representations and Warranties. All of the representations and warranties set forth in this Agreement, in any other Transaction Document or in any writing delivered by Buyer or Sellers in connection herewith or therewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation, inquiry or examination made by or on behalf of, or any knowledge of, or the acceptance of any certificate or opinion by or on behalf of, any Party and irrespective of the knowledge of any of Sellers' officers, directors, shareholders, employees or agents, or the acceptance of any of the disclosure schedules attached hereto or any certificate or opinion) as follows (such date, with respect to each subsection below, is referred to herein as its "Survival Date"):

          (a) the representations and warranties in Section 6.8 (Tax Matters) shall terminate when the applicable statutes of limitations in respect to the liabilities in question expire (giving effect to any extensions or waivers thereof), plus sixty (60) days;

          (b) the representations and warranties in Section 6.20 (Intellectual Property Rights) shall terminate three (3) years from and after the Closing Date;

          (c) the representations and warranties in Section 6.1 (Organization; Corporate Power and Licenses of the Company), Section 6.2 (Subsidiaries),
Section 6.3 (Authorization; No Breach), Section 6.7(a) (Title to Assets),
Section 6.12 (Brokerage), Section 6.14(b), (c), (d) and (e) (Immigration) (collectively, the "Buyer Fundamental Representations"), and Section 7.1 (Organization of Buyer) and Section 7.2 (Authorization of Transaction) (collectively, the Sellers Fundamental Representations") shall not terminate;

          (d) the representations and warranties in Sections 6.9(a), 6.9(f), 6.9(g) and 6.9(h) (collectively, the "Specified Customer Contract
Representations") shall terminate seventy-five (75) days after the Closing Date; and

          (e) all other representations and warranties in this Agreement and the Schedules attached hereto or in any writing delivered by any Party to any other Party in connection with this Agreement shall terminate on the eighteenth (18th) month anniversary of the Closing Date;

provided that any representation or warranty in respect of which indemnity may be sought under Section 9.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section
9.1 if written notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or alleged right of indemnity shall have been given in reasonable detail to the Party against whom such indemnity may be sought prior to such time. The representations and warranties in this Agreement and the Schedules attached hereto or in any writing delivered by any Party to any other Party in connection with this Agreement shall survive for the periods set forth in this Section 9.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of Buyer or Sellers, or the knowledge of any of Buyer's or Sellers' officers, directors, shareholders, employees or agents or the acceptance by Buyer or Sellers of any certificate or opinion hereunder.

          9.2 Indemnification of Buyer.

          (a) Subject to the limitations set forth in Sections 9.1 and Section 9.2(b), Sellers shall jointly and severally indemnify Buyer and each of its respective Affiliates, officers, directors, employees, agents, representatives, successors and assigns (each a "Buyer Party"), and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Buyer Party as and when incurred for, all Adverse Consequences which any Buyer Party may suffer, sustain or become subject to as a result of:

               (i) any breach of any representation or warranty made by Sellers and contained in this Agreement (except for the Specified Customer Contract Representations), any other Transaction Document or in any schedule or exhibit attached to this Agreement, any other Transaction Document or in any certificate delivered by Sellers in connection with the Closing;

               (ii) any breach of the representations and warranties made by Sellers in Sections 6.9(a), 6.9(f), and 6.9(h) of this Agreement (as the sole and exclusive remedy available to any Buyer Party for any claim for such breach);

               (iii) any breach of the representations and warranties made by Sellers in Section 6.9(g) of this Agreement;

               (iv) any nonfulfillment or breach of any covenant made by or in respect of Sellers under this Agreement or any other Transaction Document;

               (v) any Excluded Liability;

               (vi) any claim by any Person with respect to, or arising as a result of, any Acquisition Proposal made prior to the Closing Date by any Person other than Buyer;

               (vii) any failure by Sellers to obtain any Consents from any Governmental Entity or any other Person (other than Consents under any Customer Contract) as of the Closing;

               (viii) any matter set forth on Schedule 9.2(a)(viii); and

               (ix) any claim by any Person or Persons related to, or arising out of, any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether there has been a breach and the amount of any Adverse Consequences that are the subject matter of a claim for indemnification hereunder, (i) each representation and warranty in this Agreement and each certificate or document delivered pursuant hereto shall be read without regard and without giving effect to the term(s) "material" or "Material Adverse Effect" in each instance where the effect of such term(s) would be to make such representation and warranty less restrictive (as if such words and surrounding related words (e.g. "reasonably be expected to," "could have" and similar restrictions and qualifiers) were deleted from such representation and warranty) and (ii) no Schedule Update delivered pursuant to Section 8.10 shall be given effect if it discloses any change, event, circumstance, occurrences, fact or effect or development which is or could reasonably be expected to be adverse to Buyer, the Business and/or the Purchased Assets.

          (b) The indemnification provided for in Section 9.2(a), shall be subject to the following limitations:

               (i) Sellers will not be liable to any Buyer Party for any Adverse Consequences under Section 9.2(a)(i) (other than in respect of any Buyer Fundamental Representation or the representations made under Section 6.8 (Tax Matters)) unless and until the aggregate amount of Adverse Consequences relating to all such breaches, excluding Adverse

     Consequences related to breaches of Buyer Fundamental Representations or the representations made under Section 6.8 (Tax Matters), exceeds $500,000 (the "Buyer Threshold"), at which time Sellers shall be liable for the amount of all such Adverse Consequences in excess of the Buyer Threshold; provided that a Buyer Party may not assert any additional claims against Sellers pursuant to Section 9.2(a)(i) (other than in respect of the Buyer Fundamental Representations or the representations made under Section 6.8 (Tax Matters)) once Sellers have paid $8,000,000 to Buyer pursuant to such
     Section 9.2(a)(i) and (iii) for benefits of representations and warranties (other than with respect to the Buyer Fundamental Representations, the representations made under Section 6.8 (Tax Matters) or, for the avoidance of doubt, the Specified Customer Contract Representations);

               (ii) Sellers will not be liable to any Buyer Party for any Adverse Consequences under Section 9.2(a)(ii) unless and until the aggregate amount of Adverse Consequences relating to all such breaches exceeds $250,000 (the "Customer Contract Threshold"), at which time Sellers shall be liable for the amount of all such Adverse Consequences in excess of the Customer Contract Threshold; provided that a Buyer Party may not assert any additional claims against Sellers pursuant to Section 9.2(a)(ii) once Sellers have paid $3,000,000 to Buyer pursuant to such Section 9.2(a)(ii) for benefits of representations and warranties in respect of Sections 6.9(a), 6.9(f), and 6.9(h); and

               (iii) a Buyer Party may not assert any additional claims against Sellers pursuant to Section 9.2(a)(iii) once Sellers have paid $8,000,000 to Buyer pursuant to such Section 9.2(a)(i) and (iii) for benefits of representations and warranties; and.

               (iv) notwithstanding anything in Section 9.2(a) to the contrary, in the event that Buyer makes a claim for indemnification pursuant to
     Section 9.2(a) (other than pursuant to Section 9.2(a)(ii), Section 9.2(a)(iii), Section 9.2(a)(v) or Section 9.2(a)(viii)), arising out of a claim by a customer for pre-Closing breach of its Customer Contract (that is an Assumed Contract), Sellers shall only be required to indemnify a Buyer Party thereunder for any out-of-pocket Adverse Consequences paid, or to be paid, by such Buyer Parties (i.e., Sellers shall not be liable for any lost profits, consequential damages or the like unless paid out-of-pocket by Buyer Party to a third party).

          9.3 Indemnification Provisions for Benefit of Sellers.

          (a) Subject to the limitations set forth in Section 9.1 and Section 9.3(b), Buyer shall indemnify Sellers and their Affiliates, officers, directors, employees, agents, representatives, successors and assigns (each a "Company Party") and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Company Party as and when incurred for, all Adverse Consequences which any Company Party may suffer, sustain or become subject to as a result of:

               (i) any breach of any representation or warranty made by Buyer and contained in this Agreement, any other Transaction Document or in any schedule or exhibit attached to this Agreement, any other Transaction Document or in any certificate delivered by Buyer in connection with the Closing; and

               (ii) any nonfulfillment or breach of any covenant made by or in respect of Buyer under this Agreement or any other Transaction Document.

Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether there has been a breach and the amount of any Adverse Consequences that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement and each certificate or document delivered pursuant hereto shall be read without regard and without giving effect to the term(s) "material" or "Material Adverse Effect" in each instance where the effect of such term(s) would be to make such representation and warranty less restrictive (as if such words and surrounding related words (e.g. "reasonably be expected to," "could have" and similar restrictions and qualifiers) were deleted from such representation and warranty).

          (b) The indemnification provided for in Section 9.3(a)(i) shall be subject to the following limitations:

               (i) Buyer will not be liable to any Company Party for any Adverse Consequences under Section 9.3(a)(i) unless and until the aggregate amount of Adverse Consequences relating to all such breaches, excluding Adverse Consequences related breaches of the Sellers Fundamental Representations, exceeds $250,000 (the "Sellers Threshold"), at which time Buyer shall be liable for the amount of all such Adverse Consequences in excess of the Sellers Threshold; provided that a Company Party may not assert any additional claims against Buyer pursuant to Section 9.3(a)(i) (other than with respect to the Sellers Fundamental Representations) once Buyer has paid $8,000,000 to Sellers pursuant to such Section 9.3(a)(i) for benefits of representations and warranties (other than with respect of the Sellers Fundamental Representations).

          9.4 Matters Involving Third Parties.

          (a) If any Company Party or any Buyer Party seeks indemnification under this Section 9.4, such Person (the "Indemnified Party") shall give written notice to the other Person (the "Indemnifying Party"). In that regard, if any Liability shall be brought or asserted by any third party which, if adversely determined, may entitle the Indemnified Party to indemnity pursuant to this
Section 9.4 (a "Third Party Claim"), the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such Liability and the facts pertaining thereto; provided, however, that except as otherwise provided in this Article 9, no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or Adverse Consequences hereunder unless the delay in notice has a Material Adverse Effect on the Indemnifying Party's ability to successfully defend such claim.

          (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences (without any limitations other than the limitations in Section 9.2(b)(iv)) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent, custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be withheld unreasonably) and (iii) the Indemnifying Party will not consent to the entry or any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably).

          (d) In the event that any of the conditions in Section 9.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.4.

          9.5 Manner of Payment. Any indemnification payment of Buyer Parties or the Company Parties pursuant to this Article 9 shall be effected by cashier's or certified check or by wire transfer of immediately available funds from Buyer or Sellers, as the case may be, to an account designated by the Company Parties or Buyer Parties, as the case may be, within five (5) days after the determination of indemnification amounts. Any such indemnification payments shall include interest -at the rate of 8% per annum from the date any such Adverse Consequence is suffered or sustained to the date of such payment is due pursuant to this
Section 8.5 and interest at a rate of 20% per annum thereafter until such Adverse Consequences are fully paid. Interest on any such unpaid amount hereunder shall be compounded semi-annually, computed on the basis of a 360-day year. Any indemnification payments made pursuant to this Agreement shall be deemed to be adjustments to Purchase Price for Tax purposes. For the avoidance of doubt, a payment for a claim shall not be due under this Article 9 until (a) the parties reach a final settlement of such claim or (b) such claim has been finally adjudicated.

          9.6 Exclusive Remedy. Except as set forth in Section 8.5, the Parties hereto agree that the indemnification provisions set forth in this Article 9 are the exclusive provisions in this Agreement with respect to the liability of Sellers or Buyer for the breach, inaccuracy or nonfulfillment of any representation or warranty or any covenants or other obligations contained in this Agreement and the sole remedy of Buyer, Sellers, the Buyer Parties and the Company Parties for any claims for breach of representation or warranty arising out of this Agreement or any law or legal theory applicable thereto; provided, that nothing herein shall preclude any Party from seeking any remedy based upon fraud, intentional misrepresentation or willful or criminal misconduct. The Parties hereto further agree that the provisions of Section 9.2(a)(ii) and
Section 9.2(a)(iii) shall be the sole and exclusive remedies available to any Buyer Party for any claim for breach of the Specified Customer Representations.

                                   ARTICLE 10
                                   TERMINATION

          10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written consent of Buyer and Sellers;

          (b) by Buyer if there has been a breach in any material respect on the part of the Sellers, or by Sellers if there has been a breach in any material respect on the part of Buyer, in the representations and warranties or covenants (which in the case of any breach of covenant has not been cured within thirty
(30) days after written notification thereof by the terminating Party to the other Party) of the non-terminating Party set forth in this Agreement, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party's obligations to consummate the transactions contemplated hereby, unless such terminating Party's willful breach of this Agreement has caused the condition to be unsatisfied; or

          (c) by either Buyer or Sellers if the Closing has not occurred on or prior to August 15, 2006 (the "Termination Date"); provided that neither Buyer nor Sellers will be entitled to terminate this Agreement pursuant to this
Section 10.1(c) if such Person's willful breach of this Agreement has prevented satisfaction of the conditions or the consummation of the transactions contemplated hereby at or prior to such time.

          10.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Sellers as provided above, this Agreement will forthwith become void and there will be no Liability on the part of any Party to any other Party or its officers directors or employees, except for the Liabilities of the Parties hereto set forth in Sections 8.1 (Press Releases),
8.2 (Expenses), and 8.5 (Confidentiality), and except that nothing herein will relieve any party from any breach of this Agreement prior to such termination.

                                   ARTICLE 11
                               CERTAIN DEFINITIONS

          "Action" means any action, suit, proceeding, order, investigation, claim, grievance, arbitration, or complaint as it related to the Purchased Assets or the Business.

          "Adverse Consequences" means, with respect to any Person, any damage or any consequential damages incurred by a party as a result of a breach of an obligation of an Indemnifying Party, including any debt, Liability, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether or not arising out of a third party claim, including all amounts paid or other loss, together with the expenses incurred in responding thereto, and expenses incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any Governmental Entity) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Adverse Consequences and the investigation, defense or settlement of any of the foregoing, that would result in damages to the Indemnified Party.

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, (including, but not limited to, all directors and officers of such Person) controlled by, or under common control with, such Person.

          "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

          "Annual Contract Value" shall mean (i) with respect to each Fixed Price Customer Contract and each Fixed Time Customer Contract, a fraction, the numerator of which is the Pro-Forma


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

Remaining Contract Value of such Customer Contract, and the denominator of which is the quotient of (y) the number of days remaining under such Customer Contract as of December 31, 2005, divided by (z) 365 (provided that if number of days remaining under such Customer Contract as of December 31, 2005 is less than 365 days, then the Annual Contract Value for such Customer Contract shall be the Pro-Forma Remaining Contract Value of such Customer Contract) and (ii) with respect to each Fixed Fee Customer Contract and each Time and Materials Customer Contract, the Pro-Forma Remaining Contract Value of such Customer Contract, which amount shall be increased on an annualized basis if such revenue is to be generated in a period that is less than a full year following as of December 31, 2005 (provided that if the number of days remaining as of December 31, 2005 under such Customer Contract is less than 365, then such amount shall not be annualized); provided, however, that in the case of any In Process Contract, for the purposes of this definition and determining the number of days remaining thereunder, such In Process Contract shall have been deemed to have been executed as of December 31, 2005.

          "Business Day" means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by law to close in the State of Delaware.

          "Business Intellectual Property" shall have the meaning set forth in
Section 6.10(f).

          "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Latest Balance Sheet.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder, as amended, supplemented or substituted therefor from time to time.

          "Contract" means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding between parties or by one party in favor of another party, whether written or oral.

          "Contract Adjustment Amount" shall mean an amount equal to the product of (a) 0.53, multiplied by (b) the aggregate of the Annual Contract Value (set forth in Schedule 6.9(a)(i) as of the date hereof) of all Unassumed Customer Contracts and of all Customer Contracts which are cancelled (or for which no future amounts are expected) between the date hereof and the Closing Date. Notwithstanding the foregoing, if such product of clause (a) multiplied by clause (b) is less than $250,000, the Contract Adjustment Amount shall be deemed to be zero.

          "Confidential Information" means any and all nonpublic information, in any form or medium, concerning the Purchased Assets or the Business, including, without limitation, all information regarding strategies or projects, pricing, sales, marketing, customer or supplier information or data, product, financial, strategic or other business plans, strategies or projects and all information related to the Business Intellectual Property.

          "Customs & International Trade Laws" means any law, statute, executive order, regulation, rule, permit, license, directive, order, decree, ordinance, award, or other decision or requirement having the force or effect of law, of any arbitrator, court, government or government agency or instrumentality (domestic or foreign), concerning the importation of merchandise, the export or reexport of products (including technology and services), the terms and conduct of international transactions, and making or receiving international payments, including but not limited to the Tariff Act of 1930 as amended and other laws and programs administered or enforced by the United States Customs

Service and its successor agencies, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act as amended, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the United States government, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA PATRIOT Act"), Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities (including countries, terrorists, organizations and individuals), the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the Money Laundering Control Act of 1986 as amended, requirements for the marking of textiles and wearing apparel, prohibitions or restrictions on the importation of merchandise made with the use of slave or child labor, the Foreign Corrupt Practices Act as amended, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty laws and regulations, and laws and regulations adopted by the governments or agencies of other countries concerning the ability of U.S. persons to own businesses or conduct business in those countries, restrictions by other countries on holding foreign currency or repatriating funds, or otherwise relating to the same subject matter as the United States statutes and regulations described above.

          "Employee" means all officers, directors, employees, consultants, independent contractors, leased employees or any other persons providing services to, or on behalf of, Sellers.

          "Employee Benefit Plan" means any Employee Pension Benefit Plan (including any Multiemployer Plan), Employee Welfare Benefit Plan, fringe benefit, bonus, deferred compensation, retirement, vacation, sick leave, severance, incentive or other plan, program policy or arrangement, whether or not subject to ERlSA.

          "Employee Pension Benefit Plan" shall have the meaning set forth in
Section 3(2) of ERlSA.

          "Employee Welfare Benefit Plan" shall have the meaning set forth in
Section 3(1) of ERISA.

          "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances, guidelines and similar provisions whenever enacted or in effect having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous substances or petroleum, including without limitation, any hazardous materials or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, asbestos, polychlorinated biphenyls, noise or radiation.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, as amended, supplemented or substituted therefor from time to time.

          "GAAP" means United States generally accepted accounting principles, consistently applied.

          "Governmental Entity" means any (a) province, region, state, county, city, town, village, district or other jurisdiction, (b) federal, provincial, regional, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal), (d) multinational organization, (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, or (f) official of any of the foregoing.

          "GUST" means, collectively, The Uruguay Round Agreements Act of 1994
(GATT), the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000.

          "Indebtedness" means any of the following Liabilities, whether or not contingent: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) Liabilities under or in connection with letters of credit or bankers' acceptances or similar items, (iv) Liabilities to pay the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business, (v) all Liabilities arising from cash/book overdrafts, (vi) all Liabilities under capitalized leases, (vii) all Liabilities under conditional sale or other title retention agreements, (viii) all Liabilities with respect to vendor advances or any other advances made Sellers relating to the Business, (ix) all Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (x) any deferred purchase price Liabilities related to past acquisitions, (xi) all Liabilities arising from any breach of any of the foregoing and (xii) all indebtedness of others guaranteed or secured by any Lien or security interest on the Purchased Assets.

          "In Process Contracts" shall mean those agreements which are currently being negotiated (and which have not yet been executed as of the date hereof) as set forth on Schedule 6.9(a).

          "Intellectual Property" means trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, Internet domain names and other source identifiers, all translations, adaptations, derivations and combinations of the foregoing, together with all goodwill associated with each of the foregoing, patents and patent applications, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, trade secrets, technology, discoveries, improvements, specifications, designs, formulae, techniques, technical data and manuals, research and development information, know how, methods and processes, copyrights and copyrightable works (including, without limitation, Software (including Software Products)), proprietary information and data, all other intellectual property and registrations and applications for any of the foregoing.

          "Intellectual Property Contracts" shall have the meaning set forth in
Section 6.10(d).

          "Knowledge" or "knowledge" means respect to any Person the actual knowledge after reasonable inquiry of any director, governing body member or executive officer of such Person.

          "Legal Requirement" means any requirement arising under any constitution, law, statute, code, treaty, decree, rule, ordinance or regulation or any determination or direction of any arbitrator or any Governmental Entity, including any Environmental and Safety Requirements, Customs &

International Trade Laws and any immigration laws, statutes, codes, treatises, decrees, rules, ordinances or regulations and including any of the foregoing that relate to data collection, use, privacy or protection.

          "Liability" means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

          "Lien" means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property, except for (i) Liens set forth in Schedule 6.7(a) and (ii) Liens for current property taxes not yet due and payable.

          "Material Adverse Effect" means, with respect to any Person, the Purchased Assets or the Business, as the case may be, any change, event, circumstance, occurrence, fact or effect, or development that has had or would reasonably be expected to have a material adverse effect (either individually or in the aggregate) on the businesses, condition (financial or otherwise), operations, operating results, assets, customer relations, value, Liabilities or of such Person, the Purchased Assets or the Business, as the case may be.

          "Multiemployer Plan" shall have the meaning set forth in Section 3(37) of ERISA (Code Section 29 USC Section 1002(37)).

          "Net Book Value" means, as of any date of determination, the excess of the book value of the Business' total assets (which are both transferred to Buyer and included as Purchased Assets) as of such date over the Business' total Liabilities (which are both assumed by Buyer and included as Assumed Liabilities), in each case as determined in accordance with GAAP (and net of a full reserve in respect of any cancelled contract or doubtful receivable) and, solely to the extent consistent with GAAP, consistent with past practices of the Company.

          "Open Source Software" means Software subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any other license that requires a condition of use, modification or distribution of such Software that such software or other software combined or distributed with it be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.

          "ordinary course of business" means the ordinary course of the Business consistent with past custom and practice, including as to frequency and amount.

          "Owned Intellectual Property" shall have the meaning provided in
Section 6.10(c).

          "Party" or "Parties" means any party hereto.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

          "PDA Business" means the Sellers' business consisting in the provision of software products, consulting, application development and business processing services to industries including federal and state agencies, insurance, agrochemical and pharmaceutical, in support of the following (and only the following) government programs: National Flood Insurance Program
(NFIP), Women, Infants & Children (WIC) Program, and Early Intervention (EI) Program.

          "Person" means an individual, a partnership, a corporation, an association, a limited liability company a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

          "Pro-Forma Remaining Contract Value" shall mean (i) with respect to each Fixed Price Customer Contract and each Fixed Time Customer Contract, an amount equal to the sum of (a) the total contracted revenue for 2006 and future years plus (b) the expected revenue for 2006; provided that with respect to any In Process Contract (which is a Fixed Price Customer Contract or a Fixed Time Customer Contract), the "Pro Forma Remaining Contract Value" mean an amount equal the total expected revenue for 2006 and future years, and (ii) with respect to each Fixed Fee Customer Contract and each Time and Materials Customer Contract, an amount equal to all revenue to be generated based on such Customer Contract in 2006; provided that with respect to any In Process Contract (which is a Fixed Fee Customer Contract or a Time and Materials Customer Contract), the "Pro Forma Remaining Contract Value" shall mean an amount equal to all revenue expected to be generated in 2006.

          "Reportable Event" shall mean an event described in Section 4043( c) of ERISA with respect to an Employee Benefit Plan which is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsections .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, or .35 of
PBGC Regulation Section 4043.

          "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

          "Securities Act" means the Security Act of 1933 as amended from time to time, and the rules promulgated thereunder.

          "Seller Knowledge Rep Group" means Sellers' Project Managers and Vice Presidents and persons of higher responsibility under Customer Contracts.

          "Severance Date" means the date on which the termination by Sellers of each of the Rehired Employees becomes effective (which shall be the Closing
Date).

          "Significant Impact" shall mean a breach, failure or noncompliance which (individually or collectively with any other breaches, failures or noncompliance) has a significant adverse impact on (i) Buyer's ability to consummate the transactions contemplated by the Transaction Documents, (ii) the business, condition (financial or otherwise), operations, operating results, assets, liabilities, customer relations or value of the Business or the Purchased Assets or (iii) Buyer's ability to operate the Business or own the Purchased Assets.

          "Software" means any and all (i) computer programs, architecture, libraries and middleware, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code,
(ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all programmer and user documentation, including user manuals and training materials, relating to any of the foregoing.

          "Software Product" means any Software product, or any portion or version thereof, that has been or is currently being marketed, or is currently proposed to be marketed, or under development or conceptualized for marketing, in connection with the Business as of the Closing Date including, without limitation, the Software generally known as Clarety (Pension Benefits Administration Software), CCMS (Child Care Management System), eTabs (Unemployment Insurance Tax & Benefits), Titling and Registration System, eTeams (Behaviorial Health Management System), Case Management System, as well as any other name under which any such software product has ever been marketed or is currently proposed to be marketed, but in no case shall "Software Product" include Third Party Components.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

          "Target Net Book Value" means $25,000,000.

          "Tax" means (A) any federal, state, local, or foreign income, gross receipts, license; payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, branch, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person; (B) Liability of Sellers or any of their Subsidiary for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) Liability of Sellers or any of their Subsidiary for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Transaction Documents" means this Agreement, the Transition Services Agreement, the India Personnel Services Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Equity Commitment Letter, the Parent Guarantee, and the other documents, instruments and certificates contemplated to be delivered or executed in connection herewith.

          "Unassumed Customer Contract" shall mean, collectively, each Customer Contract (a) for which a Consent to assignment as required by Section 4.4 was not obtained prior to the Closing Date and/or (b) for which a Customer Contract Rejection Notice was delivered prior to the Closing Date in accordance with
Section 8.20.

          11.1 Additional Definitions.

TERM                                          SECTION
----                                          -------
Acquisition Proposal                          8.9
Agreement                                     Preamble
AKR                                           12.3
Annual Contract Value                         2.3
Assignment and Assumption Agreement           4.7
Assumed Contracts                             1.1(b)
Assumed Contract Schedule                     1.1(b)
Assumed Liabilities                           1.3
Back Office Software                          6.10
Bill of Sale                                  4.7
Bonds and Letters of Credit                   6.28
Business                                      Whereas
Business Intellectual Property                6.10
Buyer                                         Preamble
Buyer Assignee                                12.3
Buyer Entity                                  8.5
Buyer Fundamental Representation              9.1
Buyer Party                                   9.2(a)
Buyer Reviewers                               8.19
Buyer Threshold                               9.2(b)(i)
Closing                                       2.1
Closing Date                                  2.1
Closing Date Balance Sheet                    2.3
Closing Net Book Value                        2.3
COBRA                                         8.11
Company                                       Preamble
Company Party                                 9.3
Consents                                      6.21
Contract Adjustment Amount                    2.3
Customer Contract Rejection Notice            8.20
Customer Contract Threshold                   9.2(b)(ii)
Designated Affiliates                         6.2
Disclosure Schedules                          Article 6
Employees of India                            6.14
Estimated Net Book Value                      2.3
Estimated Net Book Value Adjustment           2.3
Excluded Assets                               1.2
Excluded Assets Schedule                      1.2(f)
Excluded Liabilities                          1.4
Excluded Liabilities Schedule                 1.4(q)
Final Resolution Date                         2.3
Final Net Book Value                          2.4
Flaw                                          8.20
Indemnified Party                             9.4
Indemnifying Party                            9.4
India Personnel Services Agreement            4.9
Insider                                       6.17
Intellectual Property Contracts               6.10
Latest Balance Sheet                          6.4

TERM                                          SECTION
----                                          -------
Leased Real Property                          6.19
Leases                                        6.19
Material Contract                             6.9
Material Customer                             6.18(a)
Material Supplier                             6.18(b)
Noncompete Period                             8.5
Objection Notice                              2.3
Officers and Directors Schedule               6.25
Owned Intellectual Property                   6.10
Permits Schedule                              1.1(m)
Permitted Liens                               6.7
Premises                                      1.1(d)
Premises Schedule                             1.1(d)
Pro-Forma Remaining Contract Value            2.3
Projects Review                               8.19
Purchased Assets                              1.1
Purchase Price                                2.3
Rehired Employees                             8.11
Related Parties                               12.15
Release                                       12.15
Required Customer Contracts Consents          4.4
Schedule Update                               8.10
Sellers                                       Preamble
Sellers Fundamental Representations           9.1
Sellers Savings Plan                          8.11
Sellers Threshold                             9.3(b)
Specified Customer Contract Representations   9.1(d)
Survival Date                                 9.1
Third Party Claim                             9.4
Third Party Components                        6.10
Transition Services Agreement                 4.8
Unassumed Customer Contract                   2.3

                                   ARTICLE 12
                                  MISCELLANEOUS

          12.1 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties (and, where indicated herein, with respect to Sections 8.3 and Article 9, the Affiliates of the Parties and such other Persons designated therein) and their respective successors and permitted assigns.

          12.2 Entire Agreement. This Agreement (including the Schedules and Exhibits referred to herein) and the Transaction Documents constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

          12.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of law, through a change in control or otherwise) by Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers; provided, however, Buyer and its Affiliates shall have the right to assign (a) its right and obligations to purchase hereunder in whole or in part to Accel-KKR Company, LLC ("AKR") or a wholly owned subsidiary or Affiliate of Buyer or AKR (a "Buyer Assignee"), (b) all or any portion of this Agreement and the other Transaction Documents (including rights hereunder and thereunder), including its rights to indemnification, to any of its or its Buyer Assignees' (whether prior to or subsequent to the Closing) lenders as collateral security, and (c) after the Closing, all or any portion of this Agreement and the other Transaction Documents and its rights and obligations hereunder, including its rights to indemnification, in connection with a (i) merger or consolidation involving Buyer or any of Buyer's Assignees, (ii) a sale of stock or assets (including any real estate) of Buyer or any Buyer Assignee or (iii) dispositions of the business of the Company and their Subsidiaries or any part thereof.

          12.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          12.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          12.6 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient or sent to the recipient by telecopy (receipt confirmed) or by reputable express courier service (charges prepaid) or when sent to the recipient by email (receipt confirmed by such recipient), and addressed to the intended recipient as set forth below:

          IF TO SELLERS:

          Covansys Corporation
          32605 West 12 Mile Road, Suite 250
          Farmington Hills, MI 08334
          Attention: Brett D. Pynnonen (bpynnone@covansys.com)
          Facsimile No.: (248) 848-9721

          WITH A COPY TO:

          Butzel Long
          150 West Jefferson
          Suite 100
          Detroit, MI 48226
          Attention: Arthur Dudley II (DUDLEYA@butzel.com)
                     Marcus A. Williams (WILLIAMSM@butzel.com)
          Facsimile No.: (313) 225-7080

          IF TO BUYER:

          Cobalt, Inc.
          c/o Accel-KKR Company LLC

          2500 Sand Hill Road, Suite 100
          Menlo Park, CA 94025
          Attention: Ben Bisconti (bbisconti@accel-kkr.com)
                     Rob Palumbo (rpalumbo@accel-kkr.com)
          Facsimile No.: (650) 289-2461

          WITH A COPY TO (WHICH SHALL NOT CONSTITUTE NOTICE):

          Kirkland & Ellis LLP
          200 East Randolph Drive
          Chicago, IL 60601
          Attention: Jeffrey Seifman, P.C. (jseifman@kirkland.com)
                     Shelly M. Hirschtritt (shirschtritt@kirkland.com) Facsimile No: (312) 861-2200

          Saber Consulting Inc.
          3995 Hagers Grove Road SE
          Salem, OR 97301
          Attention: Nitin Karan (nk@saberconsulting.com)
          Facsimile No.: (503) 566-7041

          Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

          12.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          12.9 Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          12.10 Construction. Where specific language is used to clarify by example a general statement contained herein (such as by using the word "including"), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

          12.11 Severability of Provisions. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

          12.12 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at law or equity).

          12.13 Successor Laws. Any reference to any particular Code section or any other Legal Requirement will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

          12.14 Delivery by Facsimile. This Agreement and any signed Contract entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such Contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine as a defense to the formation of a Contract and each such party forever waives any such defense.

          12.15 General Release. Except for claims arising under this Agreement and the other Transaction Documents, and claims related to the fraud or criminal misconduct of any Person, effective as of the Closing, each Seller, on behalf of itself and each of its officers, directors, employees, Subsidiaries and Affiliates (collectively, the "Related Parties"), hereby releases and forever discharges Buyer, and each of its respective individual, joint or mutual, past, present and future directors, officers, employees, agents, attorneys, accountants, consultants, advisors, affiliates, stockholders, controlling persons, Subsidiaries, successors and assigns (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each Seller or any of their respective Related Parties now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from Buyer, whether pursuant to their respective organizational documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date. Except for claims arising under this Agreement and the other Transaction Documents, each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

                                    * * * * *

          IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

                                        COVANSYS CORPORATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------


                                        COVANSYS CONSULTING SERVICES CORPORATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------


                                        COBALT PUBLIC SECTOR, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------

                   Signature Page to Asset Purchase Agreement